As filed with the Securities and Exchange Commission on September 8, 2000.
                                                  Registration No. 333-________.
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                   ----------
                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ----------

                        MEDICAL CAPITAL MANAGEMENT, INC.
                (Name of Registrant as Specified in its Charter)

            Delaware                          6153               Applied for
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)

                                 5190 Neil Road
                               Reno, Nevada 89502
                                 (775) 825-8822
          (Address and telephone number of principal executive offices and principal place of business)

             Sidney M. Field, President and Chief Executive Officer
                        Medical Capital Management, Inc.
                         2100 South State College Blvd.
                            Anaheim, California 92806
                                 (714) 935-3100
           (Name, address, and telephone number of agent for service)

                                 With copies to:

                            Robert J. Ahrenholz, Esq.
                            Michael T. Lambert, Esq.
                                 Kutak Rock LLP
                       717 Seventeenth Street, Suite 2900
                             Denver, Colorado 80202

     Approximate date of commencement of proposed sale to the public: From time to time as soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

=====================================================================================================
     Title of Each                           Proposed Maximum    Proposed Maximum
  Class of Securities        Amount to        Offering Price        Aggregate           Amount of
   to be Registered        be Registered         Per Unit        Offering Price(1)   Registration Fee
-----------------------------------------------------------------------------------------------------

Secured Notes, Series I      $1,000,000             --              $1,000,000           $264
=====================================================================================================

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o).

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID
SECTION 8(A) MAY DETERMINE.
================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE TIME THIS PROSPECTUS IS DELIVERED IN FINAL FORM. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

[Logo]

                 SUBJECT TO COMPLETION DATED SEPTEMBER 8, 2000.

                                   PROSPECTUS

                                 $____________

                        MEDICAL CAPITAL MANAGEMENT, INC.
                             SECURED NOTES, SERIES I

     We are selling the secured notes, series I, described in this prospectus. This is the initial public offering of the notes which will have the following terms:

                                                                ANNUAL
           CLASS                 STATED MATURITY             INTEREST RATE
           -----                 ---------------             -------------
          Class A                 _______, 2001                  ___ %
          Class B                 _______, 2002                  ___ %
          Class C                 _______, 2003                  ___ %
          Class D                 _______, 2005                  ___ %

                                               PER NOTE (1)             TOTAL
                                               ------------             -----
Public offering price.......................      $1,000          $_________
Underwriting discounts and commissions (2)..    $0 to $100        $ 0 to $___,000,000
Maximum proceeds to Medical Capital
  Management before expenses................  $900 to $1,000      $[____ to ___,000,000]

----------
(1) Minimum investment is $5,000. Notes will be issued in denominations of $1,000.
(2) You will not incur a direct sales charge. Notes earn interest, without deduction for underwriting discounts or commissions. We will reimburse our placement agents for commissions. Sales commission rates on the sale of notes depend upon the terms of the sale and the class of our notes sold.

            YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING
                          ON PAGE 5 OF THIS PROSPECTUS.

* The notes are secured debt instruments currently senior only to our outstanding equity securities.

* There currently is no trading market for the notes, we do not anticipate listing the notes on a national securities exchange and we can not assure you that a public market for the notes will develop.

* We are offering the notes on a continuous, best efforts, basis and there is no minimum amount of notes that must be sold.

*    You may not purchase notes under this prospectus after _______, 2001.

     The notes are obligations of our company and they are not insured or guaranteed by any governmental agency, any insurance company, any affiliate of our company or any other person or entity.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is ______, 2000.

                           FORWARD-LOOKING STATEMENTS

     Some of the statements in this prospectus that are not historical facts are "forward-looking" statements." Forward-looking statements can be identified by the use of words like "believes," "could," "possibly," "probably," "anticipates," "estimates," "projects," "expects," "may," "will," "should," "intend," "plan," "consider" or the negative of these expressions or other variations, or by discussions of strategy that involve risks and uncertainties. We based these forward-looking statements on our current expectations and projections about future events and information currently available to us. Although we believe that the assumptions for these forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Some of the risks, uncertainties and assumptions are identified in the risk factors discussed below and also include information related to:

*    our anticipated growth strategies;
* anticipated trends in our businesses, including trends in the markets for medical insurance and healthcare services;
*    future interest rate trends, movements and fluctuations;
* future expenditures for purchasing healthcare receivables and the price of future healthcare receivables;
* our ability to continue to control costs and accurately price the risk of default on the payment of healthcare receivables;
* potential adverse actions by governmental or other third-party payors of our healthcare receivables, including Medicare and Medicaid;
* the importance of managed care providers in the performance of healthcare services;
* extensive and frequently changing governmental regulation of the healthcare industry;
*    government investigations of marketing and billing practices;
*    difficulties in integrating any acquired businesses;
*    our dependence upon key members of our management team;
*    intense competition in our industry; and
*    performance  of  our   investments   and  business  other  than  healthcare
     receivables.

     We wish to caution you that the forward-looking statements in this prospectus are only estimates and predictions. Our actual results could differ materially from those anticipated in the forward-looking statements due to risks, uncertainties or actual events differing from the assumptions underlying these statements. These risks, uncertainties and assumptions include, but are not limited to, those discussed in this prospectus.

                               PROSPECTUS SUMMARY

     THIS SUMMARY HIGHLIGHTS THE KEY INFORMATION CONTAINED IN THIS PROSPECTUS. BECAUSE IT IS A SUMMARY, IT DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER BEFORE MAKING YOUR INVESTMENT DECISION. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE SECTION TITLED "RISK FACTORS" AND THE FINANCIAL STATEMENTS AND THE NOTES RELATING TO THOSE STATEMENTS.

                        MEDICAL CAPITAL MANAGEMENT, INC.

OUR COMPANY

     We are a wholly owned subsidiary of Medical Capital Holdings, Inc. We were formed primarily to acquire healthcare receivables. We intend to acquire these receivables at a discount to the face amount of the receivable, and then attempt to collect the full face amount of the receivable, and retain any profit resulting from the difference, or a predetermined rate of profit from the receivables. We also intend to expand our business into areas related to the healthcare industry. The proceeds from the sale of our notes will be used to:

     * purchase healthcare receivables and other assets and businesses related to the healthcare industry,
     * pay fees to the trustee, the servicer and the administrator of the pledged healthcare receivables and other collateral and the expenses of this offering,
     *    expand our business, and
     *    provide funds for general operating purposes.

     The objectives of our company are to provide to you interest income and a return of the capital loaned to us while expanding our business. However, we cannot assure you that we will achieve these objectives.

     The address of our principal executive offices is 5190 Neil Road, Reno, Nevada 89502. Our telephone number is (775) 825-8822.

     While we are a newly incorporated business, we do have several experienced affiliates that provide services to us or have completed offerings of debt securities backed by healthcare receivables. Some of our affiliates will receive compensation from us for providing those services. Specifically, one of our affiliates, Medical Capital Corporation, Inc., will be compensated for underwriting and administering the healthcare receivables that we purchase and another affiliate, Medical Tracking Services, Inc., will be compensated for servicing those receivables. From time to time throughout this prospectus, the term "we" may also include references to actions performed on our behalf by these affiliates as the context requires.

                                  THE OFFERING

NOTES We are offering $__________ in principal amount of our secured notes, series I. You must purchase at least $5,000 in principal amount of notes. We will sell the notes in incremental denominations of $1,000 on a continuous basis. The notes will be issued in book-entry form.

INTEREST PAYMENTS   We will pay interest  only on the notes monthly on the tenth day of the month to the holder of record as of the first day of the month preceding the month in which the payment date occurs. Interest will be paid without any compounding. Each class of notes has a different maturity date and accrues interest at different rates as shown on the cover page of this prospectus.

PRINCIPAL PAYMENTS  We will pay the principal balance and any unpaid interest of each note on the stated maturity date of that class, unless we prepay the note sooner.

PREPAYMENT          We may prepay the outstanding principal balance and accrued and unpaid interest of any or all of the notes in whole or in part at any time without any penalty or premium.

COLLATERAL          The notes  will be  secured  by the  assets  that we acquire using the proceeds from this offering or from the proceeds of the healthcare receivables previously pledged that are paid before the maturity of the notes. We will pay interest and principal primarily from proceeds of the assets pledged as collateral. These assets will consist of the insured portion of receivables arising from healthcare services provided by others and may consist of other operating or financial assets of companies related to the healthcare industry. Collateral other than healthcare receivables will be acquired for fair market value as determined in good faith by our board of directors from persons or entities that may or may not be affiliated with us.

                    We will also pledge other security, including amounts held from time to time by Zions First National Bank, the trustee, in various accounts under the note agreement, our rights under the agreements we use to acquire healthcare receivables, and our rights under lock box accounts where insurance payments on the healthcare receivables securing the notes are deposited directly by the healthcare providers or third parties required to pay the receivables.

                    We will pledge the collateral to an independent trustee for your benefit. As we sell additional notes under this prospectus we will acquire additional collateral, which will also be pledged to the trustee. The pledged collateral will secure all of the notes, regardless of when the collateral was acquired or when the notes were issued. Although the collateral pledged will be acquired from the proceeds of the sale of the notes, or previously pledged healthcare receivables that are paid, the value of the collateral pledged can fluctuate and may at times be less that 100% of the outstanding principal amount of the notes. Also, because we will pledge assets other than healthcare receivables as notes are issued, the percentage of the collateral that consists of healthcare receivables can change over time.

                    We can issue additional series of notes in the future under the note agreement. The collateral securing the notes issued under this prospectus and the collateral acquired with the proceeds from additional series of notes may secure both the notes and the additional series of notes.

USE OF PROCEEDS     We currently intend to use the proceeds from the sale of the notes to purchase  healthcare  receivables.  We may also use the note proceeds to acquire or originate other  receivables related  to  healthcare  services,  like  medical  equipment loans,  and to make investments in companies and assets that are related to the healthcare industry. We may also use some of the  proceeds  of this  offering  for  general  corporate
                    purposes,   including  our  organizational   expenses,  debt
                    service and other general operating expenses.

                                  RISK FACTORS

     YOUR INVESTMENT IN THE NOTES INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS IN EVALUATING US AND OUR BUSINESS BEFORE PURCHASING THE NOTES.

RISKS RELATED TO OUR COMPANY

     WE ARE NEWLY FORMED AND HAVE NO OPERATING HISTORY, WHICH COULD MAKE IT DIFFICULT FOR YOU TO EVALUATE OUR BUSINESS.

     We were originally organized August 4, 2000. Although some of our affiliates have been engaged in the acquisition and administration of healthcare receivables for up to seven years, we have a limited operating history. As a result, we may not be able to successfully achieve profitability. The likelihood of our success must be considered in light of the problems, expenses, and complications frequently encountered in connection with the development of a new business and the competitive environment where we operate. Accordingly, our limited operating history makes an effective evaluation of our potential success difficult. Our viability and continued operations depend upon future profitability, our ability to generate cash flow from the healthcare receivables financing industry, and our profitable development of other business opportunities. We can not assure you that we can successfully implement our business plan or that it will be profitable once implemented.

     OUR OPERATIONS WILL INITIALLY BE CONCENTRATED IN THE AREA OF HEALTHCARE RECEIVABLES.

     During our first year of operations, we anticipate that the majority of our investments will be made in, and a majority of our income will be derived from, purchasing healthcare receivables. This lack of diversification in our operations increases our exposure to the risks of this industry. In addition, our initial portfolio will be concentrated in receivables purchased from a limited number of providers. As we sell additional notes and raise additional proceeds, we will attempt to diversify our portfolio to increase the number of providers that we purchase receivables from. However, if we are unable to raise sufficient funds to increase our investments, we may be unable to achieve an acceptable diversification of our receivables portfolio. This lack of diversification in the portfolio increases our dependence upon the performance of any one provider and increases the risk that inadequate performance by a provider will materially affect our profitability.

     WE COULD BE ADVERSELY AFFECTED BY AN INABILITY TO IMPLEMENT OUR GROWTH STRATEGY.

     Our growth strategy is principally dependent upon our ability to increase our purchases of healthcare receivables and similar income producing assets meeting our underwriting standards. This strategy depends, in part, on our ability to attract and retain new healthcare providers meeting our quality standards in a competitive market. Our growth is also dependent on the growth of the businesses of the healthcare providers from which we purchase receivables, which may be affected by a number of factors outside our control. If demand for financing in any of the healthcare markets we serve declines, we may not be able to continue to attract new providers meeting our quality standards or expand purchases from our existing providers.

     SOME OF OUR RECEIVABLES ARE PURCHASED FROM PROVIDERS THAT MAY HAVE LIMITED FINANCIAL RESOURCES.

     In the past, our affiliates focused their receivable business on small and middle market healthcare providers. Some of these providers may be unable to obtain financing from more traditional credit sources or otherwise have limited financial resources. If one of these providers were to declare bankruptcy, the bankruptcy trustee might not deem the security interest of Medical Capital Management to be legally binding on the receivables. While we and our affiliates use underwriting criteria and monitoring procedures to attempt to reduce the higher risks inherent in purchases of receivables from some of our providers, we can not assure you that the criteria or procedures we use will offer adequate protection against the risk of possible financial instability of a provider. As a result, collection of amounts due under the healthcare receivables could be less than we anticipate.

     WE MAY NEVER COLLECT SOME OF OUR HEALTHCARE RECEIVABLES.

     We may fail to collect funds from the patients' insurance companies, government agencies or other payors required to pay the receivable. Our ability to fully recover amounts due under the healthcare receivables may be adversely affected by, among other things:

     * the financial failure of the healthcare providers or the patient's insurance company;
     * the purchase of fraudulent receivables from a provider, misrepresentations of a provider or a conversion of account proceeds by providers;
     *    third-party payor disputes; and
     *    third-party claims with respect to security interests.

     Any of these events could force us to reduce the balance in a seller's reserve account or a seller's guarantee, all of which could prove to be inadequate to fully collect the receivables. Therefore, there is no assurance that we will not experience losses on healthcare receivables in the future. These potential future losses may be significant, may vary from current reserve estimates and could exceed the amount of the balance allocated to a seller's reserve account. We do not maintain insurance covering credit losses. In addition, the amount of provisions for losses and the withheld purchase price on healthcare receivables may be either greater or less than actual future charge-offs of the healthcare receivables relating to these provisions. If all of the remedies for recovering a defaulted healthcare receivable are inadequate, we may not have sufficient funds available to pay the notes as they become due.

     OUR ASSESSMENT OF THE QUALITY OF THE HEALTHCARE RECEIVABLES WE ACQUIRE MAY BE INACCURATE.

     Before we purchase healthcare receivables from a seller, our administrator performs an evaluation of the historical collection time and other characteristics of a group or "batch" of receivables in order to determine whether they are eligible for purchase under its program. While past collection records often are a good predictor of likely future results, there is no guarantee that the initial analysis of the receivables will reflect actual future results. There is the risk that the historical performance of healthcare receivables approved for purchase under our administrator's program will be different from future collections on the healthcare receivables.

     WE WILL HAVE LIMITED OBLIGATIONS TO IDENTIFY DEFECTIVE COLLATERAL AND MAY NOT BE ABLE TO SUCCESSFULLY REPLACE THE COLLATERAL IF IT IS FOUND TO BE DEFECTIVE.

     We will make representations and warranties to the trustee with respect to the characteristics of the healthcare receivables pledged to secure the notes. However, we are under no obligation to attempt to verify whether the collateral is defective once pledged. After the notes are issued, if the trustee determines that any collateral is defective, we may be required, at our expense, to replace the pledged receivables that are found not to meet the representations or warranties. Replacement of these pledged receivables could result in a loss to us.

     We will attempt to limit our exposure to replacement risks through quality control review of healthcare receivables before they are purchased. Also, the parties from which we or our affiliates will acquire the healthcare receivables generally will make representation and warranties about the receivables to us or our affiliates. Although we will pledge our rights in these agreements to the trustee for the notes, there can be no assurance that the trustee will be able to successfully enforce any of the rights under the agreements that we pledge, including any obligation to cure a breach of representations or warranties or to replace any defective receivables not meeting the representations and warranties.

     COLLECTIONS ON OUR HEALTHCARE RECEIVABLES COULD BE DELAYED.

     The portion of the healthcare receivables that we acquire represents obligations of third parties to pay for healthcare services to patients of healthcare providers. Our healthcare receivables are paid by third-party payors, like health maintenance organizations, managed care concerns and other insurers, large corporations that may be self-insured, other healthcare providers and government agencies. Because we purchase these types of receivables, we rely on prompt payments from third-party payors for collections. The healthcare industry is experiencing a trend toward cost containment, as government and other third-party payors seek to impose lower reimbursement and utilization rates and negotiate reduced payment schedules with healthcare providers. These cost containment efforts could adversely affect the providers' ability to generate healthcare receivables and our ability to collect those receivables on a timely basis.

     LEGAL RESTRICTIONS MAY PREVENT US FROM COLLECTING RECEIVABLES DIRECTLY FROM MEDICARE AND MEDICAID.

     Federal law generally prohibits payment of amounts owed to healthcare providers under the Medicare or Medicaid programs to any entity other than the healthcare provider who is owed the amounts due. Accordingly, as in the case of non-governmental payors of the receivables, we require that Medicare and Medicaid proceeds be paid to a segregated lock box account under the control of the provider and Medical Capital Management. However, if a governmental agency refuses to pay a healthcare receivable, we cannot force collection directly from the government agencies that are obligated to pay the healthcare receivables owed to us, unless we first successfully obtain a court order.

     WE ARE DEPENDENT ON KEY PERSONNEL AND MAY BE REQUIRED TO HIRE ADDITIONAL EMPLOYEES.

     We are dependent on a few key individuals, who may not perform their duties as we expect, or who may leave our company. Additionally, our continued expansion may require us to hire qualified individuals with backgrounds in the healthcare, finance, securities and insurance industries. It may be difficult to find and hire these individuals, or retain these employees once hired. We do not maintain key man life insurance on any officers.

     WE ARE IN A HIGHLY COMPETITIVE MARKET WHICH COULD RESULT IN REDUCED PROFITABILITY.

     We compete with numerous commercial banks, diversified finance companies, asset-based lenders and specialty healthcare finance companies. Many of these competitors have greater financial and other resources than us and may have significantly lower cost of funds because they have greater access to insured deposits or the capital markets. Moreover, some of these competitors have significant cash reserves and can better fund shortfalls in collections that might have a more pronounced impact on companies such as ours. They also have greater market share.

     Some of our competitors may offer better pricing for receivables, be more timely and responsive in processing healthcare receivable purchases and have better customer service than we do. Some of our competitors target the same type of healthcare providers as we do and generally have operated in the markets we service for a longer period of time. Some of these companies may also have greater experience and more efficient collection methods than we might develop. If we are unable to successfully compete with these companies, our business could be adversely affected.

     WE ARE UNDER COMMON CONTROL WITH AFFILIATED COMPANIES WHICH COULD RESULT IN A CONFLICT OF INTEREST.

     A common management group directs the activities of the companies in our affiliated group that provide services to us or companies that have engaged in financing transactions similar to the sale of the notes. As a result of these affiliated relationships, conflicts of interest may exist or may arise in the future. In addition, some of our past business transactions were not negotiated through independent arm's-length negotiations. There can be no assurance that any conflicts which arise will be resolved in our best interests or the best interests of the note holders. In addition, there can be no assurance that there are not now, or may in the future, be unrelated businesses that might be able to provide similar services to us in a more efficient, competent and less costly manner, or that our affiliates will be able to continue to provide services to us. In the event that one of our affiliates is not able to perform its services, there can be no assurance that a suitable replacement can be located without incurring substantial expense, or that any replacement will provide an acceptable quality of services to us.

     WE COULD BE ADVERSELY AFFECTED IF WE FAIL TO COMPLY WITH GOVERNMENT REGULATIONS.

     Our healthcare finance business and the businesses and assets that we may acquire in the future are subject to numerous federal and state laws and regulations. These restrictions may (1) require us to obtain and maintain licenses and qualifications, (2) limit the interest rates, fees and other charges that we are allowed to collect, (3) limit or prescribe other terms of our receivables arrangements with healthcare providers, and (4) subject us to potential claims, defenses and rights of offset.

     Although we believe that we are currently in compliance with statutes and regulations applicable to our business, there can be no assurance that we will be able to maintain compliance without incurring significant expense. The failure to comply with any current or subsequently enacted statutes and regulations could have a material adverse effect on us. Furthermore, the adoption of additional statutes and regulations, changes in the interpretation and enforcement of current statutes and regulations, or the expansion of our business into jurisdictions that have adopted more stringent regulatory requirements than those in which we currently conduct business could have a material adverse effect on us.

RISKS RELATED TO THE HEALTHCARE INDUSTRY

     CHANGES IN GOVERNMENT HEALTHCARE POLICY, LAW AND REGULATIONS COULD ADVERSELY AFFECT OUR ABILITY TO COLLECT THE RECEIVABLES OR REDUCE THE AVAILABILITY OF RECEIVABLES FOR PURCHASE.

     The healthcare industry is subject to evolving political and economic regulatory constraints that may affect the operations of healthcare organizations and their profitability. These include proposed regulations and/or legislation periodically advanced by the state legislatures and Congress, and regulations issued by federal and state regulatory agencies.

     It is not clear at this time what legislation or regulations, if any, will be adopted or, if adopted, what effect they would have on our business. Some of these regulations could significantly limit reimbursement under government healthcare programs and increase the involvement of government agencies and regulation in the healthcare industry. They could result in changes that include cutbacks in government healthcare programs, containment of healthcare costs on an interim basis, including a short-term freeze on prices for healthcare services, a restructuring of the way Medicare pays for some services, and greater state flexibility permitted in the administration of Medicaid. These proposed regulations, or any other changes in the administration or interpretation of government healthcare programs, could have an adverse effect on our business or operations.

     EXISTING GOVERNMENT REGULATION MAY RESTRICT OUR ABILITY TO COLLECT THE FULL AMOUNT OF OUR HEALTHCARE RECEIVABLES.

     Existing government regulation can adversely affect us through the potential to reduce the amount of reimbursement paid to the healthcare providers that sell us receivables. During the past decade, federal and state governments have implemented legislation designed to control the increase in healthcare costs and it is anticipated that these legislative initiatives will continue. Federal regulation of reimbursement rates for medical services has increased. In addition, the requirements and procedures for Medicaid reimbursement, as implemented by state Medicaid program administrators, differ from state to state. We may also be subject to applicable federal and state billing and credit collection agency laws and regulations. Also, the laws and regulations pertaining to Medicare and Medicaid reimbursement impose substantial criminal and civil penalties for the submission of inaccurate or false claims for billing, for which our sellers may be held liable. There can be no assurance that current or future government regulations or healthcare reform measures will not have a material adverse effect on our ability to collect our receivables or the timing of our collections.

     CHANGES IN HMO AND INSURANCE COMPANY PAYMENT AND REIMBURSEMENT PRACTICES COULD REDUCE THE AVAILABILITY OF RECEIVABLES FOR PURCHASE AND THE DEMAND FOR RELATED SERVICES.

     In addition to governmental initiatives, private reform efforts have been instituted throughout the healthcare industry, including the capitation of some healthcare expenditures. Capitation is the pre-payment of a predetermined monthly fee to healthcare providers for some costs by third-party payors, typically HMO's and other managed healthcare concerns. The capitation fee is based on the aggregate number of patients under a healthcare provider's care. This fee does not vary, regardless of how much time the patient requires, the number of visits, or the nature of the illness. The healthcare provider then provides healthcare to these patients when and as needed, and assumes the risk of whether the capitation fee will cover its costs and provide a profit for all of the healthcare services it renders. Because some capitation eliminates patient billing, it can reduce the provider's healthcare receivables and risk of collection of fees that are the primary source of our business and cash flow. There is a risk that this practice will grow, as HMOs expand.

     Other possible changes in private healthcare delivery and payment systems could adversely affect our business. These include employer initiatives like creating purchasing cooperatives and provider initiatives to integrate hospitals and physicians into comprehensive delivery systems. Also, management and billing services may be consolidated by integrated healthcare delivery systems. This consolidation may result in a decrease in the willingness of providers to sell healthcare receivables and reduce demand for related billing and collection services.

RISKS OF AN INVESTMENT IN THE NOTES

     OUR ABILITY TO GENERATE CASH TO SERVICE OUR DEBT DEPENDS ON MANY OF THE FACTORS DISCUSSED ABOVE AS WELL AS OTHERS, MANY OF WHICH ARE BEYOND OUR CONTROL.

     Our ability to make payments on and to refinance our debt and to fund other possible acquisitions of businesses and assets will depend on our ability to generate cash in the future. This, to some extent, depends on general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. The risks to which our business is subject become more acute during an economic slowdown or recession because fewer healthcare receivables may be generated by healthcare providers. In addition, the financial ability of third-parties required to pay the healthcare receivables, may be impaired, resulting in increased credit losses. Further, some of the healthcare providers for our healthcare receivables are startup or less mature businesses that may be more susceptible to economic slowdowns or recessions.

     We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to service our debt or to fund our other liquidity needs. In order to pay the principal amount of the notes at maturity, we may need to refinance all or a portion of our debt, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our debt, including the notes, on commercially reasonable terms or at all.

     WE HAVE NO RESTRICTION ON OUR ABILITY TO INCUR ADDITIONAL DEBT.

     The note agreement governing your and our rights and obligations relating to the notes does not restrict our ability to issue additional notes or to incur other debt which may be senior or junior in right of payment to the notes. Additional debt may be secured by the collateral that secures the notes as well as other collateral. We are not required to maintain any specified financial ratios, minimum net worth, minimum working capital or a sinking fund for payment of the notes. Further, we do not have any limitation on the amount or percentage of indebtedness that we may incur. We expect to continue to purchase healthcare receivables using the proceeds of debt offerings, like the notes. In addition, because we intend to expand our business and to acquire or originate other receivables related to the healthcare industry, we may require additional capital or other funds for the expansion of our operations. We may obtain these funds through the sale of the notes or additional debt securities on terms we can not now predict.

     Our use of a high amount of debt could have important consequences to you. For example, substantial debt could:

     * make it more difficult for us to satisfy our obligations to pay principal and interest on the notes;

     * make it more difficult for us to acquire receivables to replace those pledged to the note holders as they are paid;

     * increase our vulnerability to general adverse economic and industry conditions;

     * limit our ability to obtain additional financing for future working capital, capital expenditures, acquisition of healthcare financing businesses and healthcare receivables and other general corporate requirements;

     * increase our vulnerability to interest rate increases if future debt must be incurred at higher rates of interest than currently exist;

     * require us to dedicate a substantial portion of our cash flow to payments on our debt, which will reduce the availability of cash flow for operations, new investment and other purposes;

     * limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

     * limit our ability to repay the balance in the seller's reserve account if that should be required.

     THERE IS NO MINIMUM AMOUNT OF NOTES THAT MUST BE SOLD.

     There is no minimum amount of notes that we have to sell before issuing any notes, and there is no minimum amount of notes that we have to sell before terminating the offering. We may be unable to sell the full amount of notes we are offering, resulting in our receiving less capital for investment than we anticipate. If we are unable to sell a sufficient amount of notes, we may have insufficient funds to successfully implement our business plan.

     THE ASSETS SECURING THE NOTES HAVE DIFFERENT MATURITY DATES THAN THE NOTES AND WE MAY NOT HAVE SUFFICIENT CASH AVAILABLE TO MAKE PAYMENTS ON THE NOTES WHEN DUE.

     The maturity of the collateral does not match the maturity dates of the notes. Interest and principal payments due on the notes will be made principally from the proceeds of the collateral that is pledged to secure the notes. We may purchase assets that have no maturity date or date fixed for repayment of the investment and may also purchase assets that mature after the initial maturity date of the notes. Because we may invest in assets without maturity dates or with maturity dates that do not match the interest payment dates or maturity dates of the notes, we may not have sufficient cash and liquid assets available to make these payments when due. If this were to occur, we will be required to fund these payments from our other assets or through borrowings or capital raised from outside sources.

     This risk is further emphasized since the entire principal due on the notes will be payable at their maturity, and we are not obligated to create a sinking fund to pay the notes. This need for a potentially large amount of funds on that date may require the sale of some of the assets prior to their stated maturity or the refinancing of the notes. If the collateral pledged to secure the notes has to be sold to fully pay the notes when due, the sale may not result in proceeds sufficient to fully pay the notes at maturity. Our ability to obtain refinancing of the balance due on the notes at maturity will depend on market factors at that time. An increase in interest rates or other economic conditions may have an adverse effect on our ability to obtain refinancing to pay the notes.

     THE VALUE AND TYPE OF THE COLLATERAL SECURING THE NOTES MAY CHANGE OVER
TIME.

     When additional notes are issued from time to time, new healthcare receivables that have an aggregate principal balance at least equal to the outstanding principal of the additional notes will be purchased and pledged as collateral. All of the collateral securing the previously issued notes, plus the collateral added as a result of the issuance of additional notes, will secure both the additional notes and the previously issued notes. Some of the collateral will be repaid before the notes mature. When this collateral is repaid, we will use the proceeds to acquire and pledge additional assets. Because our underwriting standards and the type of assets we may purchase may change over time, the additional assets may be different than the initial assets we purchase. Therefore, the composition, quality and type of the healthcare receivables and other assets securing the notes may change over time. This change in assets over time makes it difficult to evaluate the risk in investing in the notes because the collateral securing the notes may change. Moreover, the additional assets acquired may be more likely to fluctuate in value over time which could result in the value of the collateral securing the notes being less than the outstanding balance on the notes.

     OVER TIME, THE BALANCE IN THE SELLER'S RESERVE ACCOUNT CAN BE DILUTED WHICH COULD REDUCE OUR CASH AVAILABLE TO PAY THE NOTES.

     We generally set the purchase price for healthcare receivables at a specified percentage of an estimate of the net collectible value of the provider's receivables. However, some dilution of a seller's reserve account occurs with respect to most, if not all, sellers. Dilution of the balance in the seller's reserve account can occur when the receivables are not fully collectible. Dilution increases the risk that we will be unable to recover all of the amounts paid to the seller for its receivables.

     Federal and state government agencies, in accordance with Medicare and Medicaid statutes and regulations, have broad rights to audit a healthcare provider and offset any amounts it determines were overpaid to such provider on any claims against payments due on other current, unrelated claims. For this reason, dilution may be more significant with respect to Medicare and Medicaid receivables. Historically, the reserve account balances held by our affiliates for any single seller has never been exhausted. Although Medical Capital Corporation monitors receivable collections on a daily basis, it may not be able to react quickly enough to dilution of a seller's reserve account balance to cover resulting losses through collections on newer receivables acquired from the seller.

     THE NOTES ARE NOT A LIQUID INVESTMENT DUE TO THE ABSENCE OF AN ESTABLISHED TRADING MARKET.

     There is no trading market for the notes and it is not anticipated that an active market will develop. Generally, you cannot have your notes redeemed until they mature. You should consider your needs for liquidity before investing in the notes and you should be prepared to hold any notes purchased in this offering until their maturity.

     OUR NOTES ARE NOT INSURED OR GUARANTEED AGAINST THE RISK OF LOSS.

     The notes are secured only by the healthcare receivables and other assets pledged as collateral. They are not insured or guaranteed by any bank, any governmental agency, any private company, any affiliate of our company or any other person or entity. Thus, the notes have greater risk than investments that are insured or guaranteed against the risk of loss.

                                 USE OF PROCEEDS

     If all of the notes that we are offering in this prospectus are sold, we expect proceeds to total $____________ before deducting sales commissions and other expenses, like organizational and administrative fees. There can be no assurance, however, that any or all of the notes can or will be sold. Offering expenses are estimated to be $250,000 and sales commissions will not exceed 10% of the principal amount of the notes sold.

     We currently intend to use the proceeds received from sale of the notes to provide funds for purchases of healthcare receivables. We intend to invest the proceeds so that the full face amount of the receivables in the collateral pool is never less than 100% of the principal amount outstanding on the notes. We may also use the note proceeds to acquire or originate other receivables related to medical services, like medical equipment loans, and to make other investments in companies and assets that relate to the healthcare industry. The other investments may include commencing new business ventures or acquiring other companies or business assets related to the healthcare industry. We do not have any commitments or agreements for material acquisitions or the commencement of new business ventures. However, we will continue to evaluate possible acquisition candidates. Proceeds of this offering may also be used for general corporate purposes, including debt service and other general operating expenses.

     We anticipate that some of the proceeds from this offering will be invested in money market funds, bank repurchase agreements, commercial paper, U.S. Treasury Bills and similar securities investments while awaiting use as described above. Since we do not know the total principal amount of notes that will be sold, we are unable to accurately forecast the total net proceeds generated by this offering. Therefore, we have not allocated specific amounts for any of the above purposes. In the event substantially less than the maximum proceeds are obtained, we do not anticipate any material changes to our planned use of proceeds from those described above.

     While the above represents our present intention with respect to the use of the offering proceeds, a change in capital requirements or business opportunities could cause us to elect to use the proceeds for other purposes not contemplated at this time. We have the discretion to use the proceeds in any manner we deem appropriate.

                                PLAN OF OPERATION

     Our primary focus over the course of the next twelve months will be concentrated on building a portfolio of healthcare receivables purchased from healthcare providers. Generally, we will limit our purchase of healthcare receivables to obligations of commercial insurance carriers and debts guaranteed by a state or the United States government, including Medicare and Medicaid. We will purchase the receivables from our affiliated companies and other third parties. In addition, our efforts will be directed to identifying prospective "target" businesses for acquisition, with an emphasis on businesses in the healthcare industry located in the United States. While we may, under some circumstances, seek to make business combinations with more than one target business, as a result of our limited resources, we will likely have the ability to acquire only a single business over the next year. We have not identified a target business but remain open to identifying and selecting a prospective target business. However, we will only acquire another business if it satisfies our fair market value tests and strategically fits with our long-term growth plan.

     We were recently formed to initiate the process of raising funds to start our proposed business. All activity to date has been related to our formation and proposed financing, all of which has been funded by our parent corporation, Medical Capital Holdings. Our ability to commence operations depends upon us obtaining adequate financial resources through this offering. As of August 31, 2000, we had not incurred any material costs or expenses other than those associated with the formation of our company. We will use the net proceeds from this offering, together with the income and interest earned on those proceeds, to purchase healthcare receivables, structure and consummate a business acquisition and pay interest due under the terms of the notes.

     Our management will primarily be the officers and employees of Medical Capital Corporation. Therefore, their respective salaries and benefits currently paid by Medical Capital Corporation will be allocated and paid by us on a pro-rata share based upon their time devoted to our business. Additionally, we will sub-lease office space from Medical Capital Corporation. We expect our operating expenses will be minimal each month and will be reimbursed from the net offering proceeds or from cash flow generated from our operations. The non-employee directors serving on our board of directors will be paid annual retainer fees and quarterly meeting fees, which we believe to be at minimal costs to us.

     Medical Capital Holdings has substantial experience and success in identifying and evaluating healthcare providers desiring to sell their healthcare receivables. We intend to use the services and expertise of Medical Capital Holdings and its subsidiaries to purchase a portfolio of healthcare receivables. We have entered into contracts with Medical Capital Corporation and Medical Tracking Services, affiliated companies, to provide the appropriate system for purchasing and tracking our healthcare receivables. Reimbursement for these services has been established at prevailing market rates for comparable services of this nature.

     Our future performance and growth potential will be impacted by our ability to identify, evaluate and successfully acquire a business in the healthcare industry. It is highly likely that we will not have the resources to consummate more than one business acquisition over the next twelve months. Therefore, the lack of diversification in our operations may subject us to numerous economic, competitive and regulatory developments, any or all of which may have a material adverse impact upon our operations.

     There can be no assurance that we will be able to successfully purchase healthcare receivables and/or acquire a business which generates significant revenues or achieves a level of profits which will permit us to pay the interest and principal payments on the notes when due. We believe additional sources of cash may be required in connection with the acquisition of a business. We believe that the general and administrative expenses of our operations will be minimal and the cash available from the net offerings proceeds will be sufficient to fund these expenses.

                                    BUSINESS

OVERVIEW

     Our business plan is to purchase healthcare provider accounts receivables at a discount and attempt to collect 100% of the account balances. The receivables generally will be purchased from healthcare providers and other similar businesses, which we refer to in this prospectus as our "sellers" or "providers." We will rely on our affiliates for some essential services in connection with our purchase and administration of receivables.

     Our receivable purchases will generally be limited to purchases from:

     *    Medicare;

     *    Medicaid;

     * other governmental agencies like Civilian Health and Medical Program of the Uniform Services ("CHAMPUS");

     * commercial insurance companies with an established credit quality rating of "A" or better from A.M. Best or an equivalent rating by another recognized rating agency, like Standard & Poors;

     *    casualty insurers;

     * other solvent sellers, like managed care providers, preferred practice organizations and self-insured companies; and

     *    other businesses that we determine to be of low risk.

     We only purchase the insured portion of an account receivable generated from patient services rendered by healthcare providers, and that, in our opinion, meet suitable financial requirements. The insured portion represents an obligation of third party insurance companies, large corporations, a state or the federal government or health maintenance organizations. We do not purchase any portion of the receivables that are "self-pay," which is the portion to be paid by an individual patient or other financially responsible individual.

     We also may provide loans secured by equipment and other real property to healthcare businesses that we believe to be financially viable and of low risk. From time to time, we may also purchase or invest in healthcare related businesses, like HMO's, preferred provider organizations, medical bill review companies and third party administrators.

MEDICAL INDUSTRY BACKGROUND

     The United States healthcare industry is undergoing rapid change. In recent years, healthcare expenditures have increased at a rate approximately twice that of inflation. Due to the pressure from health insurance companies, corporations and government agencies to control these rising costs, a trend toward managed care has emerged.

     The shift to managed care, coupled with the increasingly complicated reimbursement procedures implemented by payors of healthcare receivables, has made billing collection more difficult. For example, the average 300 bed hospital in the United States attempts to process approximately 4,000 claims, payments and eligibility inquiries on any given day. Many of these cases will be processed on paper, over the phone or not at all. Moreover, the complex reimbursement procedures require employees with sophisticated knowledge of the billing and payment procedures of the United States government and each of the hundreds of different insurance companies. As a result, the average collection time for most healthcare receivables is 60 to 90 days, which presents financial problems for many of the hospitals. Consequently, healthcare providers experience a substantially increased need for immediate cash flow to support not only daily operational expenses, but the additional billing and collection services expense.

     In order to improve collection efficiency, hospitals and other healthcare providers are forced to either out-source billing and collection or hire a number of highly skilled employees solely for these tasks. Despite these efforts, many providers often incur a significant loss due to their inability to effectively process large amounts of claim information in a timely manner. With payor reimbursement arrangements requiring increasingly more complex and lengthy procedures, the providers' revenue collection departments have become less able to timely process the claims due to their limited capacity. Improperly or incompletely submitted information results in payment delays.

     Consequently, there exists a serious administrative and cash flow management predicament for many healthcare providers. They are faced with numerous expenses ranging from equipment and facility costs to payroll and liability insurance fees. In the new managed care environment, healthcare providers are forced to become more efficient business operators in order to remain profitable. The consequences of a provider's inability or unwillingness to adapt to these changes by using more sophisticated revenue collection systems causes a shift in financial risk for providing healthcare from the payor to the provider. These providers have an increased need for predictable cash flow.

     In addition, businesses generally utilize working capital or accounts receivable financing to bridge the shortfall between the turnover of current assets and the maturity of current liabilities. A business will often experience this shortfall during periods of revenue growth because cash flow from new revenues lags behind cash outlays required to produce new revenues. For example, a growing labor intensive business will often need to fund payroll obligations before payments are received on new services provided or products produced. Many of our providers are labor intensive and growing and therefore require accounts receivable financing to fund their growth.

     As a result of these developments, financing or sale of healthcare receivables has become a more efficient solution to meet the cash flow needs of today's healthcare providers. We believe that there are several distinct trends that will continue to fuel the demand for and the dollar value of healthcare services in the United States and the demand for our services, including: (1) dramatic change driven by governmental and market forces which have put pressure on healthcare providers to reduce healthcare delivery costs and increase efficiency, often resulting in short-term working capital needs by these providers as their businesses grow; (2) favorable demographic trends, including both the general increase in the U.S. population and the aging of the U.S. population, which should increase the size of our principal target markets; (3) growth, consolidation and restructuring of fragmented sub-markets of healthcare, including long-term care, home healthcare and physician services; and (4) advances in medical technology, which have increased demand for healthcare services by expanding the types of diseases that can be effectively treated and by extending the population's life expectancy.

BUSINESS STRATEGY

     Financial groups and various smaller companies provide financing through the purchase or factoring of receivables. However, most of these institutions only offer financing to provider groups with greater than $5,000,000 in receivables. As a general matter, these lenders typically have been less willing to provide financing to healthcare providers of the types served by us because these lenders have not developed the healthcare industry expertise needed to underwrite receivables generated by smaller healthcare providers or the specialized systems necessary for tracking and monitoring healthcare receivables transactions, which are different from traditional accounts receivable finance transactions.

     We offer medium and smaller hospitals, other healthcare providers and durable medical equipment distributors that generally do not produce receivables at this level, much needed financing by purchasing their receivables. Initially, our primary marketing strategy will focus on the purchase of receivables from:

     *    hospitals;

     *    skilled nursing and assisted care facilities;

     *    physician groups consisting of two to six doctors;

     *    home healthcare facilities;

     *    durable medical equipment distributors;

     *    medical staffing companies;

     *    radiology and diagnostic medical facilities;

     *    medical testing facilities;

     * and other healthcare businesses and related businesses which we deem to have low risk.

     Through our receivables purchase program, our providers can receive prompt and complete payment for their receivables in order to finance their operations and growth. Our geographic target markets are metropolitan areas with populations of between 20,000 and 200,000 persons. This segment of the national market consists of a majority of fee-for-service practitioners and other healthcare businesses.

     In addition to receivables financing, small to middle market healthcare providers often require additional sources of financing, including asset based loans to facilitate the growth or restructuring of their businesses. Facility-based healthcare providers, like nursing homes, grow through the acquisition of additional facilities. Facility-based healthcare providers can often acquire additional facilities at attractive valuations if, after identifying an opportunity, the providers can obtain the necessary financing to quickly complete the acquisition. Many of our providers also have a need for asset based loans as their businesses grow in order to support expanding infrastructure requirements like information systems, enhanced professional management and marketing and business development costs. We also may provide products to assist our providers with these financing needs.

     We expect the trends described above under "Medical Industry Background" to continue, providing us with long-term growth opportunities. We plan to increase the number of financial products that we will offer to the providers and other sellers from which we now or may in the future purchase healthcare receivables. These financial products may include leasing medical and diagnostic equipment, real estate first and junior lien mortgages, revolving credit lines and acquisitions of companies in the healthcare industry. Our strategy for growth generally is based on the following key elements:

     * Target sub-markets within the healthcare industry that have favorable characteristics for working capital financing, like fragmented sub-markets experiencing growth, consolidation or restructuring. Our initial focus will be on the purchase of healthcare receivables in these sub-markets.

     * Focus on healthcare providers with financing needs of between $100,000 and $10,000,000, a market that has been under-served by commercial banks, diversified finance companies, traditional asset-based lenders and other competitors of ours. Most commercial banks, diversified finance companies and traditional asset-based lenders have typically focused on providing financing to companies with borrowing needs in excess of $5,000,000. We believe that our target market for transactions is much larger, in terms of the number of available financing opportunities, and is less competitive than the market servicing larger borrowing needs, thereby producing growth opportunities at attractive rates.

     * Become the primary source for all of the healthcare financing needs of clients by introducing new financial products to leverage our and our affiliates' existing expertise in healthcare finance, and providing other services within our target markets. We expect to continue to selectively introduce new products to existing and new sellers, depending upon their needs, general economic conditions, our resources and other relevant factors. In some cases, we anticipate that new products may be introduced as part of cooperative arrangements with other companies.

     * Seek to make strategic acquisitions of and investments in businesses that are engaged in the same or similar business as we are or that are engaged in lines of business in the healthcare industry complementary to our business. These businesses may include healthcare service businesses that are involved in financial services, receivables management, outsourcing, financial and administrative infrastructure services, HMO's, preferred provider organizations and third party administrators. We believe that businesses in these areas are synergistic with our core business of purchasing healthcare receivables and could allow us to leverage our and our affiliates' expertise in healthcare to meet the needs of our customer base. We will also seek to take advantage of appropriate opportunities to invest in or acquire companies in the same or similar lines of business as we operate.

     SOURCES FOR RECEIVABLES PURCHASES. We generally have four potential sources for developing and locating the healthcare provider base from which we acquire receivables: (1) referrals from banks and other financial institutions, (2) referrals from independent financing brokers and insurance agents, (3) our affiliates' network of companies that are in healthcare services businesses with which our affiliates have informal cross referral arrangements, and (4) our affiliates' sales and marketing personnel. Medical Capital Corporation uses a network of sales representatives who call on new and existing sellers in their territory on a regular basis. The primary responsibility of the sales representatives is to develop and maintain relationships with sellers. Most sales representatives have a healthcare industry background and have received specialized training from Medical Capital Corporation.

     With respect to banks and financial institutions, some of our officers and those of our affiliates have existing relationships with several financial institutions throughout the country. Banks are continually approached by medical groups for financing. In addition, trust departments, brokerage firms, and investment advisers are regularly asked by their provider clients where financing might be obtained. These banks and institutions refer providers to our affiliates from time to time.

     A rapidly growing community of independent brokers exists that arrange financing specific to the healthcare industry. They refer providers to different lending institutions for a fee. These brokers assist in locating receivable sales or factoring for smaller providers that typically cannot find traditional financing because of their size.

     Our affiliates also have an extensive network of contacts in the insurance services industry. In particular, our affiliates have a large referral base of independent brokers, the customers of which include many physicians and doctor groups.

RECEIVABLES ACQUISITION PROCESS

     When we identify a healthcare provider or other seller who we may purchase receivables from, we enter into a receivables purchase agreement that gives us the right of first refusal to purchase all receivables from that seller either weekly, bi-weekly, semi-monthly or monthly, generally for a period of one year. The terms of these agreements will vary from seller to seller. Each week Medical Capital Corporation will review all receivables from the preceding week and decide which receivables it will purchase on our behalf within the next seven to ten days. We refer to each set of receivables so purchased as a "batch." Medical Capital Corporation will have the sole discretion as to which receivables it will purchase.

     APPROVAL OF PROVIDERS AND OTHER SELLERS. Generally, we will purchase healthcare and other receivables directly from the seller after the seller and the receivables have been underwritten by Medical Capital Corporation. Medical Capital Corporation has developed a set of criteria for the selection of the prospective sellers and guidelines for the receivables that will qualify for purchase.

     Generally, Medical Capital Corporation focuses on healthcare and similar businesses that have sales of at least $10,000 per week. Currently, the typical seller generates receivables between $40,000 to $150,000 per week. A prospective seller generally will have to generate invoices averaging at least $150.00 per service incident. Medical Capital Corporation has found that smaller receivables, under $50.00, do not generate sufficient profit when purchased.

     The underwriting policies of Medical Capital Corporation require a due diligence review of the prospective seller of receivables, its principals, its financial condition and strategic position, including a review of all available financial statements and other financial information, legal documentation and operational matters. Medical Capital Corporation's due diligence review also includes a detailed examination of the seller's accounts receivable, accounts payable, billing and collection policies and practices, management information systems and real and personal property and other collateral. Records and data of the provider for the prior 24 month period are reviewed and evaluated for consistency, reliability and adequate performance.

     Medical Capital Corporation also requires that:

     * the healthcare provider, each of the individual physicians and any medical personnel be properly licensed to practice and there are no unresolved legal or medical issues regarding their practice or any unusual amounts of malpractice litigation, or litigation matters that were not disclosed by the healthcare provider;

     * the healthcare provider to have been in business in its community for a minimum of eighteen months;

     * the healthcare provider group demonstrate credit-worthiness as determined by assessments of credit reports, past receivables financing history, bank references, financial statements, accounting firm comments and UCC-1 searches; and

     *    the seller agree to some or all of the following terms:

          -- allow all of its receivables, existing and future, as additional collateral;

          --   execute  a  guarantee   ensuring   payment  on  all   receivables
               purchased; and

          -- establish up to a 25% reserve account for the portion of the purchase price of the receivables that will be withheld from the seller.

     The possible insolvency or loss of funding of an individual third party payor is a significant risk to our business. In order to minimize this risk, we impose restrictions on the amount of receivables that can be purchased from any individual third party payor, within each provider and within the total loan portfolio. We constantly review industry rating agency reports and industry journals and articles in order to gain any foreknowledge of possible financial problems of any third party payors. Medical Capital Corporation independently confirms various matters with respect to the prospective provider's business and the collectibility of its accounts receivable and any other collateral by conducting public record searches, and, where appropriate, by contacting third-party payors about the prospective provider's receivables.

     A credit report will be obtained from an appropriate credit agency on each prospective provider and its principals and any medical personnel with any ownership interest. The provider must be creditworthy, and any negative credit comments must be explained and documented to our satisfaction or the satisfaction of Medical Capital Corporation. Special attention is given to any past receivable financing history. If the provider finances any equipment, the applicable equipment leasing companies are contacted for a credit history and reference. Favorable bank references are required to be obtained on the prospective provider. A UCC-1 Financing Statement search is performed to determine that there are no present liens against the receivables of the prospective provider. If any receivable liens do exist, the lien must be paid off before, or as part of, the initial purchasing or funding of any receivables.

     PURCHASE OF RECEIVABLES. Our purchase agreement with a provider will require that we have the first right of refusal on all of the provider's receivables on a regular-interval basis, generally for one year. However, our total investment in receivables from a seller under a receivables purchase agreement generally is made on a specified "commitment" amount. We usually refrain from making "one-time" purchases of receivables.

     For the first purchase from a provider, we will review and offer to purchase all the receivables of that provider, depending on the above detailed analysis of the receivables. In some cases, we may purchase receivables that are more than 90 days old, depending on the analysis of the receivable. After that time, we will analyze all receivables from the preceding week and decide which additional receivables we will purchase within the next seven to ten days. In addition, we will buy receivables with the goal that the average age of receivables in our portfolio generally will not exceed 180 days. The age for any receivable is the number of days elapsed since its billing date to the payor of the receivable. We have the sole discretion as to which receivables we will purchase. We will reserve the right to disqualify some categories, or some payors, of receivables for purchase at our discretion.

     When acquiring receivables we will not purchase any receivables that are to be paid by an insurance carrier that does not have at least an "A" credit rating from one of the accepted rating agencies, is an approved HMO, an approved government agency, an approved institutional facility, or a self insured employer or other entity which meets our financial standards. Except for government agencies, we will limit the portion of our portfolio of receivables that are payable by a single payor to 15%. We also will ensure that at any given time no more than 50% of our total outstanding investment portfolio of receivables, in the aggregate, will be from Medicare and Medicaid payors. Because Medicare and Medicaid claims are submitted electronically, the turnaround time for payment is about 30 days. It is for this reason we will accept higher amounts of these receivables than from traditional commercial insurance carriers.

     Once a seller has met the criteria and agreed to the requirements, Medical Capital Corporation begins the process of selecting and pricing the receivables for purchase. One of the most important aspects of the selection process, and the due diligence procedure performed on prospective providers, involves an analysis of a provider's receivables and collections to evaluate the receivables likely to be paid within a defined collection period. The analysis covers a period of not less than the prior 24 months. Using this data, Medical Capital Corporation develops ratios and other data which include the following information:

     *    the monthly total receivable balance;
     *    the amounts billed to and collected from the various payors;
     *    the amount of claims paid;
     *    the amount of claims not paid, and why;
     *    a review of claims files and related medical and billing records;
     *    the average payment turnaround time;
     * the average response time of the prospective seller to return payor requests for information;
     *    the classification of claims between insured and uninsured;
     *    the amount and number of worker's  compensation  and  personal  injury claims;
     *    the  ratio  of  total  monthly  billed  to  total  monthly   collected
          receivables; and
     * review of historical collections from the third-party payor of the receivables, including a listing of and aging of the receivables by the payor with corresponding financial status rating of each.

     From the above data, Medical Capital Corporation will calculate an average receivable amount, receivable turn time, and the payment trend analysis on each major payor. We also verify the existing outstanding receivables by randomly selecting individual billing files and contacting the applicable third party payor to determine that the claim has been submitted for payment and will be paid as anticipated. Prior to a receivable being deemed eligible for purchase by us, one of our required conditions is that there be an established payment history by the payor of the receivable reimbursing an amount at least equal to the estimated net receivable generally within 60 to 90 days of the date the claim is submitted. Finally, we interview the prospective client's administrative, accounting and billing personnel to document and review the integrity of internal controls and follow-up billing and collections procedures.

     Our purchase price paid for healthcare and other receivables is based on a discount from the face value of the receivable. To determine the purchase price, the face value is reduced first by the amount of any patient co-payment and any amounts in excess of what the payor has historically paid for the procedure giving rise to the receivable. The resulting amount is then further reduced by considering other factors that influence the amount which is likely to be collected under the receivable, including the historical collection experience of the provider. The resulting number is the estimate of the net collectible value of the receivable, or the estimated net receivable.

     We will purchase the receivables at a price equal to the estimated net receivable. Only a portion of the purchase price, not exceeding 90% of the estimated net receivable, will be paid to the seller immediately. A portion of the purchase price not immediately paid will be allocated to a reserve account for that provider. We will retain the remainder of the unpaid purchase price as our fee.

     RESERVE ACCOUNT. As stated above, a portion of the purchase price not immediately paid to the seller will be allocated to the reserve account for that provider. This amount will generally range from 10% to 25% of the estimated net receivable. A seller is paid the amount allocated to its reserve account only to the extent the amount exceeds a negotiated percentage, usually 25%, of all of the receivables purchased from the seller that are outstanding at any one time. After three months following entry into a receivables purchase agreement, and monthly thereafter, a reserve accounting will be made to the seller. When warranted by this accounting, any excess in the reserve account will be paid to the seller within fifteen days of the accounting. Any amount paid on a batch of receivables in excess of the estimated net receivable is allocated as a credit to the seller's reserve account.

     The purpose for establishing a reserve account is to protect you against losses due to uncollected receivables. Withholding a portion of the purchase price is a remedy which is easier to exercise than attempting to require the seller to replace an uncollected receivable or otherwise enforce the receivables purchase agreement. If a purchased receivable becomes outstanding for over 180 days, we may, at our option, offset the amount actually paid to the seller for the receivable against the seller's reserve account or from amounts due to the seller from the purchase of other batches of receivables, require the seller to replace the uncollected receivables with substitute eligible accounts receivable, or exercise our rights under any guarantee from the seller. If the receivable is collected at a later date, the reserve account will be credited by the amount of the collection up to the amount of the offset. Any time that the amount collected with respect to a receivable is less than the amount invoiced, the difference will be offset against the reserve account.

     If the seller's reserve account balance falls below 5% of the outstanding uncollected receivable balance for that seller, an adjustment may be made in the percentage used to calculate the estimated net receivable of that seller's receivables. The adjustment effectively lowers the seller's estimated net receivable and thereby acts to increase the ratio of the amount in its reserve account to the estimated net receivable of all of the seller's outstanding receivables. If the receivables purchase agreement is terminated, any remaining balance in a seller's reserve account will be returned to the seller after the payment of any advances made by us, and any interest and fees due have been paid.

     ADMINISTRATION OF RECEIVABLES. We have entered into an administrative services agreement with Medical Capital Corporation, one of our affiliates. Under to the terms of the administrative services agreement, Medical Capital

Corporation has agreed to serve as the exclusive provider of management services to us and as the administrator for the receivables. As the administrator, Medical Capital Corporation will be responsible for providing us the general and administrative services to facilitate the underwriting evaluation of receivables and other assets to be purchased or used as collateral for a loan. It will also provide the personnel and computer systems that are necessary to ensure the collateral is safeguarded and performs as anticipated. It will also ensure the adequate processing and reporting of the assets in the portfolio. Once the receivables are identified for purchase, we will enter into purchase agreements to acquire the receivables.

     Medical Capital Corporation will also be responsible for providing management and underwriting services and making available to us its offices, personnel, facilities, equipment and services, as are determined to be reasonably necessary for the proper and efficient operation of our business. These services will include:

     * bookkeeping, payroll and accounting services, including administration of all promissory notes and interest payments;
     *    marketing and public relations;
     * maintaining a network of account consultants to develop and maintain our relationships with healthcare providers; and
     *    opening, maintaining and directing bank accounts for our benefit.

     Under the administrative services agreement, we will pay Medical Capital Corporation fees for providing the above services to us. The fees for the various services they provide will be included on a schedule to the administrative services agreement, which is filed with the SEC as an exhibit to the registration statement relating to this prospectus, and will be re-negotiated each year.

     TRACKING RECEIVABLES BY BATCH. Generally, once a batch of receivables reaches the age of 180 days from the purchase date, the batch is "closed." The closed batch is reconciled and reviewed to determine if the collections are adequate to achieve the expected performance of the purchased receivables. This process is used to constantly evaluate the estimated net receivable rates used for each seller. If any one batch of purchased receivables does not perform as expected and falls short of the estimated net receivable, the seller is required to supplement the shortfall by substituting the receivable with another eligible receivable, or through recovering the shortfall from the reserve account, or by paying the appropriate sum to Medical Capital Corporation. If the batch collects more than the applicable estimated net receivable, the excess is allocated to the seller's reserve account.

     Weekly reports of purchased receivables are generated on a seller by seller basis. These reports provide currently updated accounts receivable agings and other valuable portfolio information, including claim denial trends and collections performance. Copies of these weekly reports are sent to our executive offices and the payment and aging update reports are sent to each seller.

     SERVICING OF RECEIVABLES. We have a servicing agreement with our affiliated company, Medical Tracking Services, or MediTrak, which is headquartered in Reno, Nevada. The servicing agreement provides that MediTrak will service the receivables and provide other support in connection with the processing and valuation of receivables. MediTrak will service all receivable batches that we purchase from our sellers. MediTrak will also prepare analysis reports of receivables that are submitted for purchase, but ultimately disqualified and not purchased.

     MediTrak processes all receivables which are purchased and reports related data on a batch by batch basis. The payor's explanations of benefits and payments, which shows how the payments on each receivable were calculated, its remittance advices and warrants from government agencies, and all other payments, are sent directly to the bank that is performing the lock box processing. Copies of these documents are forwarded by the bank to MediTrak for posting. MediTrak also will be provided with a report from the lock box processing bank of deposits into the lockbox accounts.

     MediTrak will input this information into its system and post the proper credits to each seller's account, on an account by account basis. It will then transmit a report electronically to us giving details of all amounts received. MediTrak then sends copies of all payment documents and other accompanying documents to the provider.

     LOCK BOX & COLLECTIONS. The third party payor payments of receivables do not go to the seller, but rather are sent to a post office box established by the lock box processing bank. As required under the receivables purchase agreement, all proceeds from the collection of the purchased receivables are required to be paid to a lock box account. When a seller enters into a receivables purchase agreement, a notice of change in mailing address is sent to all payors of the receivables that are being purchased. The notice will instruct the payors to deliver all payments to the appropriate lock box account.

     Separate lock box accounts are established for each seller. Receivables due and owing from government programs are subject to laws and regulations not applicable to commercial payors. Except in limited cases, Medicare and Medicaid laws and regulations provide that payments for services rendered under government programs can only be made to the healthcare provider that has rendered the services. Therefore, each seller will have a lock box for non-government collections and a separate lock box for government collections, like Medicare, Medicaid, CHAMPUS, etc. The lock box account will be in the name of the seller and Medical Capital Corporation for the government collections, and will be in the name of Medical Capital Corporation for the non-government collections. The bank lock box proceeds are maintained in a zero balance account which will be swept daily to the cash concentration account that is under the control of the trustee.

CREDIT LOSS POLICY AND EXPERIENCE

     We will regularly review our outstanding healthcare receivables to determine the adequacy of our allowance for losses on receivables. To date, none of our affiliates has experienced any net credit losses on the pools of receivables they hold. We expect to maintain the allowance for losses on receivables at an amount estimated to be sufficient to absorb future losses, net of recoveries, inherent in the healthcare receivables. In evaluating the adequacy of the allowance, we expect to consider factors like trends in healthcare sub-markets, past-due accounts, historical charge-off and recovery rates, credit risk indicators, economic conditions, on-going credit evaluations, overall portfolio size, average seller balances, reserve account balances, real estate collateral valuations, if any, and underwriting policies. However, many of these considerations involve the significant use of estimates and are subject to rapid changes which may be unforeseen and could result in immediate increased losses and material adjustments to the allowance or actual losses. To the extent that we may deem specific healthcare receivables to be wholly or partially un-collectable, we will establish a specific loss reserve equal to that amount. We have not established an allowance for losses because we are a newly formed company and there can be no assurance that any allowance established in the future will be adequate to cover any losses we may experience.

     Because we are likely to collect more than the amount initially paid to the seller of the receivable, the portion of the purchase price that has been withheld represents a reserve, or additional security, for the collection of the amounts due under all of the receivables from that seller. The amount of the holdback of a portion of the receivables' purchase price that does not represent a yield to us upon collection of the receivable is allocated to the reserve account of that seller. In some cases, some or all of the balance of a reserve account can be returned to the seller. If a receivable is in default, we will take measures to recover the purchase price. These measures include reducing the sellers balance in its reserve account, seeking replacement of the receivable from the seller, or enforcing corporate or personal guarantees given by the seller.

TITLE TO RECEIVABLES

     We believe that the receivables purchase transactions we enter are "true sales" and the receivables are owned by us. However, the purchase of a receivable might be characterized as a secured financing, or a loan secured by the receivables. Therefore, we will also take a security interest in each receivable purchased and will file a UCC-1 financing statement covering the receivables. If it is determined that a true sale of the receivable has not occurred, we may still be able to foreclose on the receivable or the proceeds of the receivable as security for the amount paid for the receivable.

     Although we will pledge receivables to the trustee, we recognize that some receivables may prove to be non-assignable. If a receivable turns out to in fact be non-assignable, it is possible that neither the trustee or us will have received title to the receivable, or even a security interest in it. In addition, with regard to receivables generated by nursing homes, at least one court has found that any assignment of that type of receivable or any security interest in it must be made by the recording of a mortgage, which is a practice we do not currently intend to follow. In the event of a default on these receivables by the payor, we could be at risk to the extent of the purchase price advanced with respect to the receivables.

COMPETITION

     We encounter significant competition in our healthcare finance business from numerous commercial banks, diversified finance companies, asset-based lenders and specialty healthcare finance companies. Additionally, healthcare providers often seek alternative sources of financing from a number of sources, including venture capital firms, small business investment companies, suppliers and individuals. As a result, we compete with a significant number of local and regional sources of financing and several large national competitors. Many of these competitors have greater financial and other resources than we do and may have significantly lower costs of funds. Competition can take many forms, including the pricing of the financing, transaction structuring, like the use of securitization vs. portfolio lending, timeliness and responsiveness in processing a client's financing application and customer service. Although many of our competitors have focused their business on large hospitals and clinics and generally prefer to buy receivables in multi-million dollar denominations, typically with a lower profit margin, these competitors could enter our target markets more aggressively in the future.

GOVERNMENT REGULATION

     Our healthcare finance business is subject to federal and state regulation and supervision. Although our healthcare receivables business does not currently require us to obtain specific licenses in any state, other than those applicable to businesses in general, some of our affiliates performing services for us are required to be licensed in some states.

     Governments at both the federal and state levels have continued in their efforts to reduce, or at least limit the growth of, spending for healthcare services. On August 5, 1997, President Clinton signed into law The Balanced Budget Act of 1997, or the BBA, which contains numerous Medicare and Medicaid cost-saving measures. Section 4711 of the BBA, entitled "Flexibility in Payment Methods for Hospital, Nursing Facility, ICF/MR, and Home Health Services," repealed the Boren Amendment, which had required that state Medicaid programs pay to nursing home providers amounts reasonable and adequate to meet the costs which must be incurred by efficiently and economically operated facilities in order to provide care and services in conformity with applicable state and federal laws, regulations and quality and safety standards and to assure access to hospital services. The Boren Amendment was previously the foundation of litigation by healthcare facilities seeking rate increases. In place of the Boren Amendment, the BBA requires only that, for services and items furnished on or after October 1, 1997, a state Medicaid program must provide for a public process for determination of Medicaid rates of payment for nursing facility services, under which proposed rates, the methodologies underlying the establishment of the rates, and justification for the proposed rates are published, and which gives providers, beneficiaries and other concerned state residents a reasonable opportunity for review and comment on the proposed rates, methodologies and justifications. States are actively seeking ways to reduce Medicaid spending for healthcare by methods like capitated payments and substantial reductions in reimbursement rates. The BBA also requires that nursing homes transition to a prospective payment system under the Medicare program during a three-year "transition period" commencing with the first cost reporting period beginning on or after July 1, 1998. The BBA also contains several new antifraud provisions. We are unable to predict the long-term impact of the BBA and continuing changes in state Medicaid reimbursement methodologies on the revenues of our sellers.

     In addition to our inability to directly collect receivables under government programs and the right of payors under these programs to offset against unrelated receivables, our healthcare receivables purchase business is indirectly affected by healthcare regulation to the extent that any of our sellers failure to comply with the applicable regulations affects the ability to collect receivables. The most significant healthcare regulations that could potentially affect us are: (1) certificate of need regulation, which many states require upon the provision of new health services, particularly for long-term care and home healthcare companies; (2) Medicare--Medicaid fraud and abuse statutes, which prohibit, among other things, the offering, payment, solicitation, or receipt of remuneration, directly or indirectly, as an inducement to refer patients to facilities owned by physicians if the facilities receive reimbursement from Medicare or Medicaid; and (3) other prohibitions of physician self-referral that have been promulgated by the states.

     CERTIFICATE OF NEED REGULATION. Many states regulate the provision of new healthcare service or acquisition of healthcare equipment through Certificate of Need or similar programs. We believe these requirements will have a limited effect on our business, although there can be no assurance that future changes in those laws will not adversely affect us. Additionally, repeal of existing regulations of this type in jurisdictions where our sellers have met the specific requirements could adversely affect us since these sellers could face increased competition. In addition, there is no assurance that expansion of our healthcare financing business within the nursing home and home care industries will not be increasingly affected by regulations of this type.

     MEDICARE--MEDICAID FRAUD AND ABUSE STATUTES. The Department of Health and Human Services, or "HHS," the Department of Justice and state fraud enforcement agencies have increased their enforcement efforts under the Medicare--Medicaid fraud and abuse statutes. Since we often rely on prompt payment on our healthcare receivables, reduced or denied payments under government programs could have an adverse effect on our business.

     REGULATION OF PHYSICIAN SELF-REFERRAL. These statutes prohibit the offering, payment, solicitation or receipt of remuneration, directly or indirectly, as an inducement to refer patients for services reimbursable in whole or in part by the Medicare--Medicaid programs. HHS has taken the position that distributions of profits from corporations or partnerships to physician investors who refer patients to the entity for a procedure which is reimbursable under Medicare or Medicaid may be prohibited by the statute. Additionally, regulatory attention has been directed toward physician-owned healthcare facilities and other arrangements whereby physicians are compensated, directly or indirectly, for referring patients to such healthcare facilities. In 1988, legislation entitled the "Ethics in Patient Referrals Act" (H.R. 5198) was introduced which would have prohibited Medicare payments for all patient services performed by an entity which a patient's referring physician had an investment interest. As enacted, the law prohibited only Medicare payments for patient services per-formed by a clinical laboratory. The Comprehensive Physician Ownership and Referral Act (H.R. 345), which was enacted by Congress in 1993 as part of the Deficit Reduction Package, is more comprehensive than H.R. 5198 and covers additional medical services including medical imaging radiation therapy, physical rehabilitation and others. A variety of existing and pending state laws prohibit or limit a physician from referring patients to a facility in which that physician has a proprietary or ownership interest. Many states also have laws similar to the Medicare fraud and abuse statute which are designed to prevent the receipt or payment of consideration in connection with the referral of a patient. Healthcare receivables resulting from a referral in violation of these laws could be denied payment which could adversely affect both us and our sellers.

EMPLOYEES

     As of August 31, 2000, we employed no full-time employees. However, we will make partial use of approximately 70 employees of our affiliates, for which we will pay fees under the administrative services agreement.

PROPERTIES

     Our principal executive offices are located at 5190 Neil Road in Reno, Nevada. Our office space is leased by our parent, Medical Capital Holdings, from a non-affiliated landlord. We believe that our existing facilities are adequate for our current needs and that suitable additional space will be available as needed.

LEGAL PROCEEDINGS

     We are not aware of any pending or threatened legal proceedings that, if adversely determined, would have a material affect on our operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following is the name, age and position of our current directors and executive officers:

NAME                      AGE                     POSITION(S)
----                      ---                     -----------
Sidney M. Field           54     President, Chief Executive Officer and Director
Lawrence J. Edwards       55     Vice President and Director
Joseph J. Lampariello     46     Chief Operating Officer, Secretary and Director
Alan J. Meister           51     Treasurer and Chief Accounting Officer
Joseph J. DioGuardi       59     Director
Gary L. Nielsen           57     Director

     The following is the name, age and position of the directors and executive officers of our parent, Medical Capital Holdings:

NAME                      AGE                     POSITION(S)
----                      ---                     -----------
Sidney M. Field           54     President, Chief Executive Officer and Director
Lawrence J. Edwards       55     Vice President and Director
Joseph J. Lampariello     46     Chief Operating Officer, Secretary and Director
Alan J. Meister           51     Treasurer and Chief Accounting Officer
Robert B. MacDonald       68     Director

     All directors currently hold office until the next annual meeting of stockholders or until their successors have been elected and qualified. All executive officers are elected annual by the board of directors and serve at the discretion of the board and until their successors are elected and qualified. There are no family relationships between any of our directors or executive officers.

     SIDNEY M. FIELD joined Medical Capital Management in 2000 as Chief Executive Officer, President and Director. Mr. Field has also been the President and Chief Executive Officer of Medical Capital Holdings and its subsidiaries for the past five years. Prior to joining us, Mr. Field was the founder, past President and Chairman of FGS, one of the largest insurance brokers in the United States with annual sales of over $200,000,000. Mr. Field sold his interest in that firm in 1990. In 1971, he founded Field Group Services, a firm specializing in the placement and services of group medical insurance for medium size employers. Mr. Field has also been a principal in, Delcom Inc., an advertising agency specializing in radio and television. Mr. Field earned his Bachelor of Arts degree at California State University at Long Beach with a major in Mathematics.

     LAWRENCE J. EDWARDS joined Medical Capital Management in 2000 as Vice President and Director. Mr. Edwards has also served as Executive Vice President of Medical Capital Corporation since January 1994. A founder, Mr. Edwards has founded and operated various specialty sales and investment organizations, including Newport Aircraft Sales and various real estate investment and property companies. Mr. Edwards has also been engaged in recovery and work-out of medical groups and partnerships. Mr. Edwards holds a technical degree from Orange Coast College.

     JOSEPH J. LAMPARIELLO joined Medical Capital Management in 2000 as Chief Operating Officer, Secretary and Director. Mr. Lampariello has been the Chief Operating Officer of Medical Capital Holdings and its subsidiaries for the past four years and is responsible for the day-today operations of Medical Capital Corporation, the administrator. This responsibility includes funding, underwriting, collections and all computer information services. Prior to joining us, Mr. Lampariello was the President of Medical Management & Acquisitions, Inc., which specialized in recovery, dissolution and collections of medical claims of medical groups, physician practices and medical companies in southern California. Mr. Lampariello's extensive experience in medical practice management includes development of proprietary UNIX platform databases for medical billing and collections. Mr. Lampariello has served as specialist collector and receiver for LA County Superior Court and the U.S. Bankruptcy Court. He holds a degree in Biomedical Engineering from New York Institute of Technology.

     ALAN J. MEISTER joined Medical Capital Management in 2000 as Treasurer and Chief Accounting Officer. Mr. Meister has also been the Vice President of Finance of Medical Capital Corporation since September of 1997. Prior to joining us, Mr. Meister was the Vice President and Chief Financial Officer of American Express Financing/UBL Financial Corporation, and served in that position since January of 1994. Prior to that, Mr. Meister was the Controller of FHP
Healthcare, Inc., and served in that position since 1990. Mr. Meister holds a bachelors degree in Accounting from Northeastern University and an MBA from Suffolk University.

     JOSEPH J. DIOGUARDI joined Medical Capital Management in 2000 as a Director. After practicing for twenty-two years as a certified public accountant with the accounting firm of Arthur Andersen & Co., Mr. DioGuardi served as a member of the United States House of Representatives from 1985 to 1989. Since leaving Congress, Mr. DioGuardi has engaged in numerous human rights activities, and he has become a distinguished author and public speaker. Mr. DioGuardi has also served as a member of the board of directors of Safety Components International, Inc. since 1994, and served as a member of the board of directors of NeuroCorp, Ltd. from 1996 to 1998. Mr. DioGuardi holds a B.S. degree from Fordham University, where he was an accounting major and graduated with honors in 1962.

     GARY L. NIELSEN joined Medical Capital Management in 2000 as a Director. Mr. Nielsen was a Director of The Healthstar Corp. from June 1997 through April, 2000. Mr. Nielsen was the Chief Financial Officer of Granite Golf Corporation from March 1999 to December 1999. Prior to that he was the Vice President of Finance and Chief Financial Officer of Best Western International, Inc. and served in that position from May 1996. From October 1986 to May 1996, Mr. Nielsen was Vice President and Treasurer of Giant Industries, Inc. Mr. Neilsen holds a degree in Accounting from Arizona State University.

COMMITTEES OF THE BOARD OF DIRECTORS

     AUDIT COMMITTEE. The current members of the Audit Committee are Messrs. DioGuardi and Nielsen. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees, reviews our corporate compliance procedures and reviews the adequacy of our internal accounting controls.

COMPENSATION

     We were formed on August 4, 2000, and therefore have not paid compensation to our officers and directors for any previous years. We do not have employment agreements or consulting agreements with any of our officers or directors. We do not have a stock option plan or incentive plan based on our performance or stock value, and have not granted any stock options or rights to acquire our stock to any person. Each non-employee director serving on our board of directors will receive an annual fee of $12,000, paid quarterly. In addition, each non-employee director will receive a fee of $2,000 for each board meeting attended by that director and $500 for each committee meeting attended by that director.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS

     Our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

     * for any breach of the director's duty of loyalty to us or our stockholders;
     * for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
     * under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or
     * for any transaction from which the director derived an improper personal benefit.

These provisions are permitted under Delaware law.

     Our bylaws provide that:

     * we must indemnify our directors, officers, employees and agents to the fullest extent permitted by Delaware law, subject to very limited exceptions; and

     * we must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions.

     We intend to purchase directors and officers liability insurance in order to limit our exposure to liability for indemnification of directors and officers, including liabilities under the Securities Act of 1933.

     The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a security-holder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers under these indemnification provisions.

     There is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons under the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We are a wholly owned subsidiary of Medical Capital Holdings. We rely on some of the other wholly owned subsidiaries of Medical Capital Holdings, like Medical Capital Corporation and MediTrak, to provide services to us. We will pay fees to these affiliates for providing services to us, regardless of whether or not our business is profitable. Since we are under common control with these affiliates, the agreements and arrangements under which they provide us services were not made through independent arm's length negotiations.

     Some members of our management team also work for and are compensated by our affiliates, and are in some cases shareholders of our common corporate parent, Medical Capital Holdings. Accordingly, their interests in the administrator and the servicer, or other of our affiliates, may conflict with their responsibilities to us. We have an agreement among our parent and our other affiliates where we will be charged a fee for the portion of the salaries of these individuals and overhead attributable to our operations.

     We believe that our affiliates have sufficient experience in regard to the kinds and nature of the services they will be providing to us so that our needs for these services will be competently and adequately met. Further, we believe that the compensation the affiliates will receive for rendering the services to us, whether from us or third parties, is reasonable and no more than the usual and customary amounts paid for those types of services by independent third parties. However, there can be no assurance that there are not now, or may in the future, be unrelated businesses that might be able to provide similar services to us in a more efficient, competent and less costly manner. Also, there can be no assurance that our affiliates will be able to continue to provide services to us. In the event that one of our affiliates was not able to perform its services, there can be no assurance that a suitable replacement can be located without incurring substantial expense and risk of servicing deterioration for the receivables.

     Medical Capital Corporation is the administrator for the receivables. The amount that the face value of a receivable is discounted when the receivable is purchased will be determined by negotiation between the provider and the administrator. We could be adversely affected if the administrator requires the provider's receivables to be discounted at higher rates than that provider is accustomed to paying. This could result in providers being unwilling to sell, or discouraged from selling all, their receivables to us. The administrator also underwrites receivables that may be purchased by our affiliates. The administrator attempts to allocate the receivables fairly among its various affiliates, but there can be no assurance that the allocation may not ultimately be determined unfair to us.

     MediTrack will be the servicer of the receivables. For a more detailed description of the functions of the administrator and the servicer, see the section entitled "BUSINESS" above.

                             PRINCIPAL STOCKHOLDERS

     The following table contains information concerning the persons, including any "group", who we know to be the beneficial owner of more than five percent of any class of voting securities of our parent, Medical Capital Holdings. It also shows the voting securities of our parent owned by our directors and executive officers individually, and by all of our directors and executive officers as a group. Unless otherwise indicated in the footnotes, each person named below has sole voting power and investment power over the shares indicated.

     All information is as of August 25, 2000. As of that date, 12,742,222 shares of common stock of Medical Capital Holdings were issued and outstanding.

                                                                       PERCENT
           NAME OF BENEFICIAL OWNER               NUMBER OF SHARES   OF CLASS(1)
           ------------------------               ----------------   -----------
Sidney M. Field................................           1,000           *
Lawrence J. Edwards............................       3,333,334(2)      26.2%
Joseph J. Lampariello..........................       1,500,000         11.8%
Alan J. Meister................................          40,000           *
Joseph J. DioGuardi............................               0           *
Gary L. Nielsen................................               0           *
LAM Irrevocable Trust(3).......................       3,333,333         26.2%
Blaine Pollock(4)..............................       1,167,000          9.2%
JEBAJ Management Corp.(5)......................       3,333,333         26.2%
Directors and Executive Officers as a Group
 (6 persons)...................................       4,874,334         38.3%

----------
* Less than 1%

(1) Share amounts are rounded to the nearest whole number. All shares not outstanding but which may be acquired by a stockholder within 60 days by the exercise of any stock option or any other right, are deemed outstanding for the purpose of calculating beneficial ownership and computing the percentage of the class beneficially owned by that shareholder, but not by any other shareholder.
(2) Owned by the Lawrence J. Edwards Revocable Living Trust for which Mr. Edwards is the trustee.
(3) The name and address of the trustee is LAM Irrevocable Trust, Charlotte House, PO Box N65, Nassau, Bahamas.
(4) The address for Mr. Pollock is 2200 Otay Lakes Road, Chula Vista, California 91915.
(5) The address of JEBAJ Management Corp. is 251 Jeanell Drive, No. 3, Carson City, Nevada 89703.

                          DESCRIPTION OF CAPITAL STOCK

     We have issued 1000 shares of our common stock, all of which is currently held by our parent, Medical Capital Holdings. Our common stock is not listed for trading on a securities exchange. There is no public market for our common stock. Since we are newly formed, we have not paid any dividends on our common stock.

                            DESCRIPTION OF THE NOTES

GENERAL

     The notes will be issued under a Note Issuance and Security Agreement, or note agreement, between us and Zions First National Bank, as trustee. You may review a copy of the note agreement upon request. A copy of the note agreement is filed as an exhibit to the registration statement relating to this prospectus and is also available for inspection at the office of the trustee.

     The terms and provisions of the notes include those stated in the note agreement and those made part of the note agreement by reference to the Trust Indenture Act of 1939. The following summary of the note agreement and the notes is not complete and is qualified in its entirety by reference to all of the provisions of the notes and the note agreement. For further information you should refer to the note agreement and the Trust Indenture Act.

     The notes:

     * are general obligations of our company and are not guaranteed by any other person or entity;

     * are not savings accounts or deposits and are not insured by the FDIC or any other governmental agency;

     *    will be issued in book-entry form only without coupons;

     * are secured by, and paid primarily from, the healthcare receivables and the other collateral described in this prospectus, the composition of which may change over time;

     * do not have the benefit of a sinking fund for the retirement of principal;

     * are subordinated in right of payment to all of our future senior indebtedness;

     * are not convertible into capital stock or other securities of our company; and

     * will cease to accrue interest after the applicable redemption date under the terms and subject to the conditions of the note agreement.

     The notes are denominated in U.S. dollars and we intend to sell them at 100% of the principal amount in denominations of $1,000, subject to the stated minimum investment amount of $5,000. In some cases, we may sell notes for less than 100% of the principal amount, or at original issue discount. Each class of notes will have the maturities and interest rates shown on the cover page of this prospectus. Additional series of notes may be issued in the future under the note agreement. We may change the stated interest rates, maturities and minimum investment amounts of any unissued notes at any time by supplementing this prospectus. Any change will have no effect on the terms of the notes sold prior to the change. The notes issued under this prospectus, and any future series of notes, may be secured by the same collateral or separate pools of collateral.

     The outstanding principal amount due at the maturity for each note, or upon redemption of the note by us, and all interest accrued and payable on the note, will be payable by us at the office or agency of the paying agent, in Denver, Colorado, or any other office of the paying agent maintained for this purpose. Initially, the trustee will be the paying agent and the registrar. Notes may be transferred or exchanged for other notes of the same series and class of a like aggregate principal amount subject to the limitations in the note agreement. Notes in definitive form may be presented for exchange for other notes or registration of transfer at the office of the registrar. We will not charge a fee for any registration, transfer or exchange of notes. However, we may require the holder to pay for any tax, assessment or other governmental charge to be paid in connection with any registration, transfer or exchange of notes. The registered holder of a note will be treated as its owner for all purposes.

INTEREST RATE

     The notes will be issued in classes designated as Class A, Class B, Class C and Class D. Each class will bear interest at a different rate and have a different maturity date. The interest rate and maturity date for each class of notes is shown on the front cover page of this prospectus.

PAYMENTS OF INTEREST AND PRINCIPAL

     Each class of notes matures on the date stated on the cover page of this prospectus, unless redeemed earlier, which we may do at our option. Principal will be due and payable upon the maturity of the note. No principal payments are due before the maturity of the note unless we decide to redeem a note, or a portion of a note, before its stated maturity date. The trustee will pay the principal and interest on the notes when due by check mailed to the person who is shown as the record holder on the books and records of the registrar as of the applicable record date for payment.

     Interest will accrue on the notes at the stated rate from the date of issue until maturity. Notes generally do not earn interest after the maturity date or date set for redemption. We will pay interest to the person in whose name the note is registered at the close of business on the first day of the calendar month preceding the month in which the payment date occurs. Interest will be calculated based on a 30 day month, 360 day year.

     Interest on the notes will be payable monthly in arrears on the tenth day of each month with respect to interest accruing during the preceding month. If the tenth day is not a business day, interest will be paid on the next following business day. Interest payments will be prorated to reflect any partial months. Any accrued but unpaid interest outstanding on the maturity date of a note will be paid on that date. Interest payments generally will be funded from amounts collected on the healthcare receivables and other collateral securing the notes.

THE TRUSTEE

     Zions First National Bank is the trustee under the note agreement. The trustee is obligated to oversee and, if necessary, to take action to enforce fulfillment of our obligations to you under the note agreement. The trustee is a national banking association and we may maintain deposit accounts with and may, from time to time, borrow money from the trustee and conduct other banking transactions with it. At August 31, 2000, we had no loans outstanding from the trustee. In the event of default, the note agreement permits the trustee to become a creditor of Medical Capital Management and does not preclude the trustee from enforcing its rights as a creditor, including rights as a holder of collateralized indebtedness.

     Generally, under the note agreement, the trustee is permitted to temporarily invest funds held in trust from time to time in:

     * direct obligations of the United States government or obligations guaranteed by the United States government;

     * interest-bearing time or demand deposits, certificates of deposit or other similar banking arrangements, or investment agreements or guaranteed investment contracts, with any bank, trust company, national banking association or other depository institution, including those of the trustee;

     * commercial paper, including that of the trustee, which matures not more than 270 days after the date of purchase;

     * bonds, debentures, notes or other evidences of indebtedness issued or guaranteed by Federal Farm Credit Banks, Federal Home Loan Mortgage Corporation, Governmental National Mortgage Association, Export-Import Bank of the United States, Federal National Mortgage Association. Student Loan Marketing Association, Farmers Home Administration; Federal Home Loan Banks or any agency of the United States established for the purposes of acquiring the obligations of any of these agencies; and

     * a money market mutual fund investing solely in the above listed assets.

SECURITY

     Our obligation to pay principal and interest on the notes generally will be secured by a pledge to the trustee of:

     * the receivables and the stock and other tangible and intangible assets, moneys, right, and properties related to the healthcare industry, including HMO's, PPO's, and third party administrators, that may be purchased by us from time to time from funds disbursed from the acquisition account;

     * amounts as from time to time may be held in the accounts created under the note agreement;

     * our rights under the lock box agreements for collections on the receivables and the servicing and administration agreements;

     *    our rights under the various receivables purchase agreements; and

     * any and all proceeds of the above, which is referred to in this prospectus as the "collateral".

The note agreement does not require us to maintain any specified financial ratios, minimum net worth or minimum working capital.

SALE OF COLLATERAL PLEDGED TO TRUST

     Receivables and other collateral may be sold, or otherwise disposed of by the trustee, free from the lien of the note agreement. Prior to any sale we will identify to the trustee in writing the sale price and the person to which the collateral will be sold. We also will certify to the trustee in writing that:

     * the disposition price is equal to or in excess of the amount disbursed from the acquisition account to acquire the collateral, less any principal amounts received by the trustee with respect to that collateral; or

     * the disposition price is lower than the amount disbursed from the acquisition account to acquire the collateral, less any principal amounts received by the trustee with respect to that collateral, and
          (1) we reasonably believe that the receipts expected to be received from the remaining collateral, after giving effect to the disposition, would be at least equal to the receipts required to timely pay the principal and interest on the notes; (2) we will remain able to pay debt service on the notes and make payment on any other obligations to you on a timely basis, after giving effect to the sale, transfer or other disposition of the collateral, whereas we would not have been able to do so on a timely basis if we had not sold, transferred or disposed of the collateral at the discounted amount; or (3) the sum of the amounts on deposit in the collection account, acquisition account and lock box accounts, less moneys in any of these accounts which we, the servicer or administrator is then entitled to receive but which has not yet been removed from the account, plus the principal amount of the receivables and the fair market value of other collateral will be at least equal to 100% of the aggregate principal amount of the obligations owed to you, plus accrued interest, after giving effect to the sale, transfer or other disposition.

     Collateral may also be sold or transferred by the trustee if it receives a written direction from us certifying that the sale or transfer is necessary in order to avoid the occurrence of an event of default under the note agreement. Proceeds received upon any disposition of collateral may consist of cash, permitted investments under the note agreement and/or healthcare receivables. The proceeds will be deposited by the trustee into the acquisition account described below.

FLOW OF FUNDS

     Under the note agreement, the trustee will create the acquisition account and the collection account to hold trust funds for your benefit. We will deposit proceeds from the sale of notes into the acquisition account. Money may also be transferred to the acquisition account from the collection account under circumstances specified in the note agreement. For example, under the note agreement, all funds received with respect to the receivables and other collateral are initially deposited in the collection account and allocated between principal and interest. The principal portion is subsequently transferred to the acquisition account.

     Money on deposit in the acquisition account generally will be used to pay costs of issuance of the notes, to redeem notes in accordance with the note agreement or any supplemental note agreement and to acquire receivables and other collateral. During the term of the note agreement, the receipts on receivables and other pledged collateral that are transferred from the collection account to the acquisition account will be used to acquire additional collateral to replace collateral on which principal payments have been received.

     The trustee will deposit into the collection account all receipts derived from the collateral, from money or assets on deposit in the acquisition account and any other amounts as we may direct. On each date that a payment of interest or principal is due on the notes, money in the collection account will be used and transferred to other funds or persons in the following order:

     * First, as we direct in writing, any amounts constituting receipts on the collateral other than receivables to the extent necessary to promptly pay any senior indebtedness;

     * Then, to the trustee, the amount of its fee due and payable for performing services under the note agreement;

     * Then, to the servicer and administrator, their respective fees due and payable for services performed under the servicing agreement and the administration agreement with respect to the collateral following its pledge to the trustee;

     *    Then, pro rata to you, interest on the notes on the date due;

     * Then, pro rata to you, all principal on the notes then due and payable under the terms of the note and the note agreement;

     *    Then,  to  the  acquisition  account  as  soon  as  practicable,   all
          recoveries of principal on the collateral as identified to the trustee;

     * Then, at our option as we may direct in writing, to the acquisition account;

     * Then, to us, at our option as we may direct in writing, provided that no transfer shall be made to us unless we certify to the trustee before the transfer that immediately after taking into account any transfer, the sum of the amounts on deposit in all of the accounts under the note agreement, less moneys in any account which we, the servicer or administrator is then entitled to receive but which has not yet been removed from the account, plus the principal amount of the receivables and the fair market value of other collateral will be at least equal to 100% of the aggregate principal amount of the outstanding notes and other obligations owed to you plus accrued interest.

If on any date that a payment of interest or principal is due on the notes and the money on deposit in the collection account is not sufficient to make the payments due on the notes, then the amount of the deficiency may be transferred from money available in the acquisition account.

     Upon our order, the trustee will invest amounts credited to any fund established under the note agreement in investment securities described in the note agreement. In the absence of an order from us, and to the extent practicable, the trustee will invest amounts held under the note agreement in direct obligations of, or in obligations fully guaranteed by, the United States government.

REDEMPTION OF NOTES

     We may redeem any or all of the notes without penalty or premium, at our option, in whole or in part, at any time by payment in cash of all unpaid principal and interest accrued to the date set for redemption but excluding the date of redemption. If a note is issued with original issue discount, the amount payable upon redemption will be the amortized face amount on the redemption date. The amortized face amount of an original issue discount note will be equal to the issue price plus that portion of the difference between the issue price and the principal amount of the note that has accrued at the yield to the maturity on the note by the redemption date. The amortized face amount of an original issue discount note will never be greater than its principal amount.

     We are required by the note agreement to deposit the amount to be paid in redemption of the notes with the trustee prior to the redemption date. If we decide to redeem notes, we will give notice of the redemption date by mail to the holders of the notes, or portions of notes, to be redeemed not less than 20 days nor more than 60 days before the redemption date. If notes are redeemed, they will be redeemed in denominations of $1,000. No sinking fund is provided for the notes.

     We have the sole discretion whether to prepay any note, the amount to be prepaid and which notes, if any, to prepay. The notes are not required to be prepaid pro rata or according to any other formula.

SUBORDINATION OF NOTES

     The notes will be subordinate in right of payment to the holders of all future senior indebtedness. NOTHING IN THE NOTE AGREEMENT RESTRICTS OUR RIGHT TO ISSUE, ASSUME, OR GUARANTEE SENIOR INDEBTEDNESS OR ANY OTHER INDEBTEDNESS ON TERMS DEEMED ACCEPTABLE TO US. By reason of their senior status, holders of senior indebtedness may receive more, ratably, than our other creditors, including you, if we are unable to pay all of our obligations when due. If the notes or the senior indebtedness are declared due and payable prior to maturity because of an event of default, the holders of senior indebtedness may have rights to payment on the senior indebtedness before you. This could cause a temporary or permanent interruption in the payments on the notes.

     In the event that the trustee or any holder of the notes receives any payment of any kind in contravention of the subordination provisions of the note agreement or the senior indebtedness before full payment of the senior indebtedness, then the payment will be held by the recipient in trust for the benefit of, and to be paid over to, holders of senior indebtedness or their representatives. However, amounts on deposit in the collection account from time to time constituting receipts with respect to the receivables will be used to pay the notes secured by the receivables.

     "Senior indebtedness" is indebtedness of Medical Capital Management where the instrument creating or evidencing the indebtedness, or the assumption or guarantee of indebtedness, expressly provides that the indebtedness will be senior in right of payment to the notes or indebtedness which is senior by law in right of payment to the notes, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the above. The term "senior indebtedness" does not include:

     *    indebtedness evidenced by the notes;
     * indebtedness of our company to any subsidiary, parent or affiliate of ours, a majority of the voting stock of which is owned, directly or indirectly, by the same persons or entities;
     * accounts payable or other indebtedness to trade creditors created or assumed by us in the ordinary course of our business unless required by law to be senior to the notes; and
     * any particular indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee of the indebtedness expressly provides that the indebtedness will not be senior in right of payment to, or is equal with, or is subordinated to, the notes.

MERGERS AND SALES OF ASSETS

     We may not consolidate with or merge into any other person or entity or convey, transfer or lease our properties and assets substantially as an entirety to another person or entity, unless:

     * the resulting, surviving or transferee entity, if other than us, is organized and existing under the laws of the United States, any state of the U.S. or the District of Columbia;

     * the successor entity assumes all of our obligations under the notes and the note agreement; and

     * we and the successor entity will not immediately after the merger be in default under the note agreement.

     Upon the assumption of our obligations by a successor as described above, subject to exceptions, we will be discharged from all obligations under the notes and the note agreement.

     DEFAULTS AND REMEDIES

     Events of default with respect to notes include:

     * the failure to pay interest or principal on any note for a period of 30 days after it becomes due and payable;

     * a material breach of any covenant in the note agreement or a continuing material breach of the servicing agreement or the administration agreement for 60 days after notice of breach is given to us;

     * some events of bankruptcy, insolvency, or reorganization with respect to Medical Capital Management;

     *    material judgements against Medical Capital Management; or

     *    a cessation of our business.

     The trustee must give you notice of any default within 90 days after the occurrence of the default, unless it has been cured or waived. The trustee may withhold the notice if it determines in good faith that withholding the notice is in your best interests, unless the default is a failure to pay principal or interest on any note.

     If an event of default occurs, either the trustee or the noteholders of more than 50% in principal amount of the outstanding notes as to which the event of default occurred may declare the principal of those notes to be immediately due and payable. The noteholders will have the right to direct the time, method and place of conducting any proceeding for some of the remedies available to the trustee, or of exercising some of the powers conferred on the trustee, except as otherwise provided in the note agreement. The trustee may require reasonable indemnity from noteholders before acting at their direction. You will not have any right to pursue any remedy with respect to the note agreement or the notes unless you satisfy the conditions contained in the note agreement.

     Under some circumstances, the noteholders of more than 50% in aggregate principal amount due on the outstanding notes may rescind any acceleration with respect to the notes and its consequences or waive an event of default, except for a failure to pay principal and interest when due.

     Within 120 days after the end of each fiscal year, we must furnish to the trustee a statement concerning our knowledge as to whether or not we are in default under the note agreement.

MODIFICATION OF THE NOTE AGREEMENT AND SUPPLEMENTAL NOTE AGREEMENTS

     Modification and amendment of the note agreement or the notes may be made by us and the trustee with the consent of the noteholders of more than 50% of the principal amount due on the outstanding notes, or the notes of a particular series if only that series would be affected. However, no amendment may, without the consent of each noteholder affected, make changes that would:

     *    extend the maturity date of any note;

     * reduce the principal amount due on, or redemption price of, any note or alter the manner or rate of accrual of the rate of interest on any note;

     * reduce the aggregate principal amount on the notes required for consent to a supplemental note agreement or a change in the note agreement; or

     * result in the creation of any lien on the collateral securing the notes other than a lien ratably securing all of the obligations under the note agreement with respect to the notes at any time outstanding except as otherwise provided in the note agreement.

The note agreement also provides for modifications of its terms, in some cases, without the consent of the noteholders.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general discussion of some of the material U.S. federal income tax considerations relating to the initial purchase, ownership and disposition of the notes by U.S. and non-U.S. holders. This discussion is a summary only and is not a complete analysis of all the potential tax considerations relating to the purchase, ownership and disposition of the notes. We have based this summary on the U.S. federal income tax laws in effect as of the date of this prospectus. However, these laws may change with possible retroactive effect. In addition, we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to any tax consequences of purchasing, owning or disposing of notes. Thus, there can be no assurance that the IRS could not successfully challenge one or more of the tax consequences or matters described in this prospectus.

     This discussion does not address all tax consequences that may be important to you in light of your specific circumstances. For instance, this discussion does not address the alternative minimum tax provisions of the Internal Revenue Code of 1986, or the "Code", or special rules applicable to some categories of investors, like some financial institutions, insurance companies, tax-exempt organizations, dealers in securities, real estate investment trusts, regulated investment companies, or persons who hold notes as part of a hedge, conversion or constructive sale transaction, straddle or other risk reduction transaction, that may be subject to special rules. This discussion is limited to purchasers of notes who acquire the notes from us in the initial offering and hold the notes as capital assets for federal income tax purposes. This discussion also does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction or U.S. estate and gift tax law as applicable to U.S. holders.

     If you are considering the purchase of a note, you should consult your own tax advisors as to the particular tax consequences to you of acquiring, holding or otherwise disposing of the notes, including the effect and applicability of state, local or foreign tax laws.

     As used in this discussion, the term U.S. holder means a holder of a note that is:

     * for United States federal income tax purposes, a citizen or resident of the United States;

     * a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof or other entity characterized as a corporation or partnership for federal income tax purposes;

     * an estate, the income of which is subject to United States federal income taxation regardless of its source; or

     * a trust, the administration of which is subject to the primary supervision of a court within the United States and which has one or more United States persons with authority to control all substantial decisions, or if the trust was in existence on August 20, 1996, and has elected to continue to be treated as a United States trust.

     For the purposes of this discussion, a non-U.S. holder means any holder other than a U.S. holder.

CHARACTERIZATION OF THE NOTES

     The federal income tax consequences of owning notes are dependent upon the characterization of the notes as debt of Medical Capital Management for federal income tax purposes, rather than as equity interests in Medical Capital Management or a partnership among the holders of the notes and Medical Capital Management. We believe that the notes have been structured in a manner that will allow the notes to be characterized as debt of Medical Capital Management for federal income tax purposes. However, no ruling from the service or an opinion of counsel has been sought in this regard. Thus, there can be no assurance that the IRS could not successfully challenge the characterization.

     In the event the notes are treated as equity interests in Medical Capital Management, the notes would be deemed to be ownership interests in a taxable corporation for federal tax purposes. Similarly, if the notes were deemed to be equity interests in a partnership among the holders of notes and Medical Capital Management, the holders likely would be deemed to own interests in a publicly traded partnership taxable as a corporation since the safe harbors to the application of the publicly traded partnership rules likely would not be available.

     In either event, adverse tax consequences would result to holders. For example, payments of interest and principal on the notes would be treated as corporate distributions and dividends to the extent Medical Capital Management has current or accumulated earnings and profits. The entire amount of any dividends would be taxable to holders of the notes as ordinary income. Distributions and dividends are not deductible by corporations and publicly traded partnerships taxable as corporations. Thus, payments on the notes would not be deductible if the notes were deemed to be equity interests. In most cases, if the notes were deemed to be equity interests, Medical Capital Management would have less available cash to make payment on the notes.

     In addition to the above, treatment of the notes as equity interests could have other adverse effects on some holders. For example, income to non-U.S. holders could (1) be subject to federal income tax withholding, (2) constitute business taxable income to some tax-exempt entities, including pension funds and some retirement accounts, and (3) cause the timing and amount of income that accrues to holders of notes to be different from that described below.

     Because of these potential adverse effects, you are urged to consult your own tax advisors as to the tax consequences that may apply to your particular situation in the event the notes are re-characterized as equity interests and as to the likelihood the notes could be so re-characterized. The remainder of this discussion assumes that the notes are characterized as debt of Medical Capital Management.

TAXATION OF U.S. HOLDERS

     STATED INTEREST. Under general federal income tax principles, you must include stated interest in income in accordance with your method of tax accounting. Accordingly, if you are using the accrual method of tax accounting, you must include stated interest in income as it accrues. If you are using the cash method of tax accounting, you must include stated interest in income as it is actually or constructively received.

     Payments of interest to taxable holders of notes will constitute portfolio and not passive activity income for the purposes of the passive loss limitations of the Code. Accordingly, income arising from payment on the notes will not be subject to reduction by losses from passive activities of a holder.

     Income attributable to interest payments on the notes may be offset by investment expense deductions, subject to the limitation that individual investors may only deduct miscellaneous itemized deductions, including investment expenses, to the extent these deductions exceed two percent of the investor's adjusted gross income.

     ORIGINAL ISSUE DISCOUNT. At the present time, we do not expect that the notes will be issued with original issue discount since the issue price of the notes will equal the stated redemption price at maturity. However, if a note is issued with original issue discount, the accrual of interest income by its holder thereof will be subject to the rules discussed below.

     Original issue discount is defined generally as the excess of a debt instrument's stated redemption price at maturity over its issue price, subject to a statutorily-defined DE MINIMIS exception, which is generally one-quarter of 1% of the debt instrument's stated redemption price at maturity multiplied by the number of complete years to maturity from its issue date. The "stated redemption price at maturity" of a debt instrument is generally the sum of the debt instrument's stated principal amount plus all other payments required, other than payments of "qualified stated interest." Generally, "qualified stated interest" consists of interest that is unconditionally payable in cash or in property at least annually at a single fixed rate. The "issue price" of a debt instrument that is part of an issue of which a substantial part is sold for money is generally the purchase price of the debt instrument.

     We believe that interest on the notes will be characterized as "qualified stated interest" for the purposes of calculating original issue discount. However, there can be no assurance that it will be so treated. In the event interest on the notes is not treated as "qualified stated interest," the notes could be deemed to be issued with original issued discount, or more original issue discount than anticipated, in which case the timing and amounts of income you realize could be affected.

     If the notes are deemed to be issued with more original issue discount than the statutorily-defined DE MINIMIS amount discussed above, then you, regardless of your method of accounting, would be required to include in gross income, on a constant yield to maturity basis, the sum of the daily portions of original issue discount for the period during the taxable year you held the notes even though you may not receive a cash payment representing the original issue discount in that year. Any amount of original issue discount included in income would increase your tax basis in the note.

     BOND PREMIUM AND MARKET DISCOUNT. In the event the notes have an issue price or are acquired for a price in excess of the face amount of the notes, the notes would be deemed to be issued with or acquired with bond premium. Notes acquired by a holder after the date of original issue for a price that is less than the face amount of the note will have market discount.

     If the notes have bond premium, you may be able to elect to deduct the bond premium using a constant yield method over the remaining term of the notes as amortizable bond premium under Section 171 of the Code, provided that the notes are held as a capital asset. Except as provided in Treasury Department regulations, amortizable bond premium will be treated as an offset to interest income on the notes rather than as a separate deduction item. An election under
Section 171 of the Code generally is binding once made and applies to all obligations owned or subsequently acquired by the taxpayer.

     The market discount provisions of the Code generally provide that, subject to a statutorily-defined DE MINIMIS exception, if you acquire a debt instrument at a market discount and thereafter recognize gain on a disposition of the debt instrument, including a gift, the lesser of the gain or the portion of the market discount that accrued while the debt instrument was held by you will be treated as ordinary interest income at the time of the disposition. For this purpose, an acquisition at a market discount includes an acquisition, other than an acquisition at original issuance, resulting in a basis in the debt instrument below the debt instrument's stated redemption price at maturity. If you acquire a debt instrument at a market discount, and do not elect to include the market discount in income on a current basis, as discussed below, you may be required to defer a portion of any interest incurred or maintained to purchase or carry the debt instrument until you dispose of the debt instrument in a taxable transaction.

     You may elect to have market discount accrue on a constant interest rate basis, as opposed to a straight-line basis. The current inclusion election, once made, applies to all market discount obligations acquired by you on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If you elect to include market discount in income in accordance with the preceding sentence, the above rules with respect to the recognition of ordinary income on a sale or select other dispositions of a note and the deferral of interest deduction on indebtedness related to the note will not apply.

     The notes provide that they may be redeemed, in whole or in part, before maturity. If some or all of the notes are redeemed, each holder of a note acquired at a market discount would be required to treat the principal payment as ordinary interest income to the extent of any accrued market discount on the notes.

     DISPOSITION OF NOTES. In general, you will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note measured by the difference between (1) the amount of cash and the fair market value of property received, excluding any portion of the payment that is attributable to accrued interest on the notes, and (2) your adjusted basis in the note as increased by any original issue discount or market discount previously included in income and decreased by any cash payments received, other than payments constituting qualified stated interest, and any amortizable bond premium deducted over the term of the note. Subject to the market discount rules discussed above, any of this gain or loss generally will be long-term capital gain or loss, provided that the note was a capital asset in the hands of the holder and was held for more than one year. Non-corporate taxpayers generally are subject to a maximum federal income tax rate of 20% on net long-term capital gains.

     The terms of the notes may be modified upon the consent of a specified percentage of holders and, in some instances, without consent of the holders. In addition, the notes may be assumed upon the occurrence of specific transactions involving Medical Capital Management. The modification or assumption of a note could, in some instances, give rise to a deemed exchange of a note for a new debt instrument for federal income tax purposes. If an exchange is deemed to occur by reason of a modification or assumption, you could realize gain or loss.

CONSIDERATIONS FOR TAX-EXEMPT HOLDERS OF NOTES

     Holders of notes that are tax-exempt entities, including charitable corporations, pension, profit sharing or stock bonus plans, keogh plans, individual retirement accounts and some other employee benefit plans are subject to federal income tax on unrelated business taxable income. For example, net income derived from the conduct of a trade or business regularly carried on by a tax-exempt entity or by a partnership in which it is partner is treated as unrelated business taxable income.

     A $1,000 special deduction is allowed in determining the amount of unrelated business taxable income subject to tax. Tax-exempt entities taxed on their unrelated business taxable income are also subject to the alternative minimum tax for items of tax preference which enter into the computation of unrelated business taxable income.

     In general, interest income does not constitute unrelated business taxable income. Note however, that under the debt-financed property rules, if tax-exempt holders of notes finance the acquisition or holding of notes with debt, interest on the notes will be taxable as unrelated business taxable income. The notes will be treated as debt-financed property if the debt was incurred to acquire the notes or debt was incurred after the acquisition of the notes so long as the debt would not have been incurred but for the acquisition and, at the time of the acquisition, the incurrence of the debt was foreseeable.

     Tax-exempt persons who are members of a partnership will be deemed engaged in the trade or business of the partnership. Thus, income from the partnership will be treated as unrelated business taxable income. In addition, income from publicly traded partnerships is no longer excluded from the definition of unrelated business taxable income. Thus, if the notes are deemed to be equity interests in a partnership, interest payments on the notes could be treated as unrelated business taxable income. Investors who are tax-exempt entities are urged to consult their tax advisors with respect to the application of the foregoing provisions to their particular situations.

NON-U.S. HOLDERS

     The following discussion is a summary of the principal U.S. federal income consequences resulting from the ownership of the notes by non-U.S. holders. However, application of the U.S. federal income tax rules associated with non-U.S. holders is complex and factually sensitive. Thus, if you could be considered to be a non-U.S. holder, you are urged to consult your own tax advisors with respect to the application of the federal income tax rules for your particular situation.

     PAYMENTS OF INTEREST TO NON-U.S. HOLDERS. Subject to the discussion below under "Backup Withholding and Information Reporting," payments of interest, including any accruals of original issue discount, received by a non-U.S. holder generally will not be subject to United States federal withholding tax, provided that (1) the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of voting stock of Medical Capital Management, (2) the non-U.S. holder is not a controlled foreign corporation that is related to Medical Capital Management, actually or constructively, through stock ownership, (3) the beneficial owner of the note complies with the identification requirements, including delivery of a statement, signed by the holder under penalties of perjury, certifying that the holder is a foreign person and provides its name and address, or (4) the non-U.S. holder is entitled to the benefits of an income tax treaty under which the interest is exempt from United States withholding tax and the non-U.S. holder complies with the reporting requirements. This exemption does not apply to market discount.

     Payments of interest not exempt from United States federal withholding tax as described above will be subject to a withholding tax at the rate of 30%, subject to reduction under an applicable income tax treaty. Payments of interest on a note to a non-U.S. holder generally will not be subject to United States federal income tax, as opposed to withholding tax, unless the income is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States.

     DISPOSITION OF THE NOTES BY NON-U.S. HOLDERS. Subject to the discussion below under "Backup Withholding and Information Reporting," a non-U.S. holder generally will not be subject to United States federal income tax, and generally no tax will be withheld, with respect to gains realized on the disposition of a note, unless (1) the gain is effectively connected with a United States trade or business conducted by the non-U.S. holder or (2) the non-U.S. holder is an individual who is present in the United States for 183 or more days during the taxable year of the disposition and other requirements are satisfied.

     NON-U.S. HOLDERS SUBJECT TO U.S. INCOME TAXATION. If interest and other payments received by a non-U.S. holder with respect to the notes, including proceeds from the disposition of the notes, are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States, or the non-U.S. holder is otherwise subject to United States federal income taxation on a net basis with respect to the holder's ownership of the notes, or are individuals that have by operation of law become residents in the United States for federal income tax purposes, the non-U.S. holder generally will be subject to the rules described above applicable to U.S. holders of notes, subject to any modification provided under an applicable income tax treaty. These non-U.S. holders may also be subject to the "branch profits tax," if the holder is a corporation.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Non-corporate U.S. holders may be subject to backup withholding at a rate of 31% on payments of principal, premium and interest on, and the proceeds of the disposition of, the notes. In general, backup withholding will be imposed only if the U.S. holder (1) fails to furnish its taxpayer identification number ("TIN"), which, for an individual, would be his or her Social Security number,
(2) furnishes an incorrect TIN, (3) is notified by the IRS that it has failed to report payments of interest or dividends, or (4) under some circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has been notified by the IRS that it is subject to backup withholding tax for failure to report interest or dividend payments. In addition, the payments of principal and interest to U.S. holders generally will be subject to information reporting. You should consult your tax advisors regarding your qualification for exemption from backup withholding and the procedure for obtaining an exemption, if applicable.

     Backup withholding generally will not apply to payments made to a non-U.S. holder of a note who provides the certification that it is a non-U.S. holder, and the payor does not have actual knowledge that a certificate is false, or otherwise establishes an exemption from backup withholding. Payments by a United States office of a broker of the proceeds of a disposition of the notes generally will be subject to backup withholding at a rate of 31% unless the non-U.S. holder certifies it is a non-U.S. holder under penalties of perjury or otherwise establishes an exemption. In addition, if a foreign office of a foreign custodian, foreign nominee or other foreign agent of the beneficial owner, or if a foreign office of a foreign "broker" pays the proceeds of the sale of a note to the seller, backup withholding and information reporting will not apply provided that the nominee, custodian, agent or broker is not a "United States related person," or a person which derives more than 50% of its gross income for some periods from the conduct of a trade or business in the United States or is a controlled foreign corporation. The payment by a foreign office of a broker that is a United States person or a United States related person of the proceeds of the sale of notes will not be subject to backup withholding, but will be subject to information reporting unless the broker has documentary evidence in its records that the beneficial owner is not a United States person for purposes of the backup withholding and information reporting requirements and other conditions are met, or the beneficial owner otherwise establishes an exemption.

     The amount of any backup withholding imposed on a payment to a holder of a note will be allowed as a credit against the holder's United States federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

     RECENTLY ISSUED TREASURY REGULATIONS. The Treasury Department has promulgated final regulations regarding the withholding and information reporting rules discussed above. In general, these regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. In addition, these regulations impose more stringent conditions on the ability of financial intermediaries acting for a non-U.S. holder to provide certifications on behalf of the holder, which may include entering into an agreement with the IRS to audit documentation with respect to the certifications. In general, these regulations are effective for payments made after December 31, 2000, subject to transition rules. You should consult your own tax advisor to determine the effects of the application of these regulations to your particular circumstances.

                                   STATE TAXES

     We make no representations regarding the tax consequences of the purchase, ownership or disposition of the notes under the tax laws of any state. You should consult your own tax advisors regarding these state tax consequences.

                              ERISA CONSIDERATIONS

GENERAL

     The Employee Retirement Income Security Act of 1974, or "ERISA," and
Section 4975 of the Code impose restrictions on employee benefit plans subject to ERISA or plans or arrangements subject to Section 4975 of the Code and on persons who are parties in interest or disqualified persons with respect to the plans. Some employee benefit plans, like governmental plans and church plans, if no election has been made under Section 410(d) of the Code, are not subject to the restrictions of Title I of ERISA, and assets of these plans may be invested in the notes without regard to the ERISA considerations described below, subject to other applicable Federal and state law. However, any governmental or church plan like these which is qualified under Section 401(a) of the Code and exempt from taxation under section 501(a) of the Code is subject to the prohibited transaction rules. Any plan fiduciary which proposes to cause a plan to acquire any of the notes should consult with its counsel with respect to the potential consequences under ERISA and the Code of the plan's acquisition and ownership of the notes. Investments by plans are also subject to ERISA's general fiduciary requirements, including the requirement of investment prudence and diversification and the requirement that a plan's investments be made in accordance with the documents governing the plan.

PROHIBITED TRANSACTIONS

     GENERAL. Section 406 of ERISA prohibits parties in interest with respect to a plan from engaging in select transactions involving a plan and its assets unless a statutory, regulatory or administrative exemption applies to the transaction. Section 4975 of the Code imposes excise taxes or, in some cases, a civil penalty may be assessed under Section 502(i) of ERISA, on parties in interest which engage in non-exempt prohibited transactions. Section 502(i) of ERISA requires the Secretary of the United States Department of Labor ("Labor") to assess a civil penalty against a fiduciary who breaches any fiduciary responsibility under, or commits any other violation of, part 4 of Title I of ERISA, or any other person who knowingly participates in the breach or violation.

     PLAN ASSET REGULATION. Labor has issued final regulations concerning the definition of what constitutes the assets of a plan for purposes of ERISA and the prohibited transaction provisions of the Code. The plan asset regulations describe the circumstances where the assets of an entity in which a plan invests will be considered to be "plan assets" so that any person who exercises control over the assets would be subject to ERISA's fiduciary standards. Generally, under the plan asset regulation, when a plan invests in another entity, the plan's assets do not include, solely by reason of the investment, any of the underlying assets of the entity. However, the plan asset regulation provides that, if a plan acquires an "equity interest" in an entity that is neither a "publicly-offered security" nor a security issued by an investment company registered under the Investment Company Act of 1940, the assets of the entity will be treated as assets of the plan investor unless exceptions apply. If the notes were deemed to be equity interests for this purpose and no statutory, regulatory or administrative exception applies, Medical Capital Management could be considered to hold plan assets by reason of a plan's investment in the notes. These plan assets would include an undivided interest in any assets held by Medical Capital Management. In this case, providers of services to Medical Capital Management may be parties in interest with respect to the plans, subject to the fiduciary responsibility provisions of Title I of ERISA, including the prohibited transaction provisions of Section 406 of ERISA, and to Section 4975 of the Code with respect to transactions involving Medical Capital Management's assets. Under the plan asset regulation, the term "equity interest" is defined as any interest in an entity other than an instrument that is treated as indebtedness under "applicable local law" and which has no "substantial equity features." Although the plan asset regulation is silent with respect to the questions of which law constitutes "applicable local law" for this purpose, Labor has stated that these determinations should be made under the state law governing interpretation of the instrument in questions. In the preamble to the plan asset regulation, Labor declined to provide a precise definition of what features are equity features or the circumstances under which the features would be considered "substantial," noting that the question of whether a plan's interest has substantial equity features is an inherently factual one, but that in making that determination it would be appropriate to take into account whether the equity features are such that a plan's investment would be a practical vehicle for the indirect provision of investment management services. We believe that the notes will be classified as indebtedness without substantial equity features for ERISA purposes. However, if contrary to our belief that the notes constitute indebtedness, the notes are deemed to be equity interests in Medical Capital Management or a partnership among the holders of notes and Medical Capital Management, and no statutory, regulatory or administrative exception applies, Medical Capital Management or the partnership could be considered to hold plan assets by reason of a plan's investment in the notes.

     Depending on the relevant facts and circumstances, prohibited transaction exemptions may apply to the purchase or holding of the notes -- for example, Prohibited Transaction Class Exemption ("PTE") 96-23, which exempts some transactions effected on behalf of a plan or by an "in-house asset manager"; PTE 95-60, which exempts some transactions between insurance company general accounts and parties in interest; PTE 91-38, which exempts some transactions between bank collective investment funds and parties in interest; PTE 90-1, which exempts some transactions between insurance company pooled separate accounts and parties in interest; or PTE 84-14, which exempts some transactions effected on behalf of a plan by a "qualified professional asset manager." However, there can be no assurance that any of these exemptions will apply with respect to any plan's investment in the notes, or that the exemption, if it did apply, would apply to all prohibited transactions that may occur in connection with the investment.

     Any plan fiduciary considering whether to purchase any notes on behalf of a plan should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and the Code to the investment. Before purchasing any notes, a fiduciary of a plan should make its own determination as to whether Medical Capital Management, as borrower on the notes, is a party in interest with respect to the plan, the availability of the exemptive relief provided in the plan asset regulation and the availability of any other prohibited transaction exemptions. In addition, purchasers that are insurance companies should consult their own ERISA counsel with respect to their fiduciary responsibilities associated with their purchase and ownership of the notes, including any responsibility under the Supreme Court case, JOHN HANCOCK MUTUAL LIFE INSURANCE CO. V. HARRIS TRUST AND SAVINGS BANK.

                              PLAN OF DISTRIBUTION

OFFERING OF NOTES

     We are offering up to $_____________ in principal amount of notes directly to the public on a continuous best efforts basis. The notes will be sold at their face value, $1,000 per note. You must purchase at least $5,000 in principal amount of notes. Additional amounts may be purchased in increments of $1,000. Depending upon market and financial conditions, our board of directors, without approval of the noteholders, may increase or decrease the minimum purchase requirement at any time.

     The notes received in the offering by persons who are not our "affiliates" may be resold without registration. Notes received by our affiliates, primarily our directors, officers and principal shareholders, will be subject to the resale restrictions of Rule 144 under the Securities Act. Rule 144 generally requires that information concerning us be publicly available and that sales under Rule 144 be made in routine brokerage transactions or through a market maker. If the conditions of Rule 144 are satisfied, each affiliate, or group of persons acting in concert with one or more affiliates, is entitled to sell to the public, without registration, in any three-month period, a number of notes which does not exceed the greater of (1) 1% of the number of our outstanding notes or (2) if the notes are admitted to trading on a national securities exchange or reported through the automated quotation system of a registered securities association, the average weekly reported volume of trading during the four weeks preceding the sale.

MARKETING ARRANGEMENTS

     We intend to retain from time to time broker-dealers that are members of the NASD, to consult with and advise us and to assist in the distribution of notes in the offering on a continuous best efforts basis. The broker-dealers will have no obligation to take or purchase any notes. A broker-dealer is expected to assist us in the offering as follows: (1) in conducting informational meetings for subscribers and other potential purchasers; (2) in keeping records of all subscriptions; and (3) in training and educating our employees regarding the mechanics and regulatory requirements of the offering process. These broker-dealers will receive a negotiated financial advisory fee and sales fee of up to 10% of the aggregate principal amount of the notes it sells in the offering. Depending upon market conditions, the notes may be offered for sale in the offering on a continuous best efforts basis by a selling group of selected broker-dealers agreed upon by a broker-dealer and us. In addition, we may reimburse the broker-dealers for reasonable out-of-pocket expenses, including expenses related to attorneys' fees and expenses, not to exceed $50,000. We expect to agree to indemnify one or more broker-dealers against some liabilities, including liabilities under the Securities Act, and to contribute to payments they may be required to make in respect of those liabilities.

                                  LEGAL MATTERS

     The legality of the notes offered in this prospectus is being passed upon for us by the law firm of Kutak Rock LLP, Denver, Colorado.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission under the Securities Act of 1933 for the notes being offered by this prospectus. Prior to the effective date of the registration statement, we were not subject to the information reporting requirements of the Securities Exchange Act of 1934. At the time of the effectiveness of this Registration Statement, we become a "reporting company" and are required to file reports under to the provisions of the Exchange Act.

     This prospectus does not contain all of the information contained in the registration statement, as permitted by the rules and regulations of the SEC. For further information about us and the notes offered, see the registration statement and the exhibits filed with it. Statements contained in this prospectus regarding the contents of any contract or any other document referenced are not necessarily complete, and, in each instance where a copy of a contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy filed, each of those statements being qualified in all respects by that reference.

     Copies of the registration statement and other information filed by us with the SEC can be inspected and copied at the public reference facilities maintained by the SEC in Washington, D.C. at 450 Fifth Street, NW, Washington, DC 20549 and at some of its regional offices which are located in the New York Regional Office, Seven World Trade Center, Suite 1300, New York, NY 10048, and the Chicago Regional Office, CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511. Copies of all or any part of the registration statement may be obtained from the Public Reference Room of the SEC in Washington, D.C. upon the payment of the fees prescribed by the SEC. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a World Wide Web site that contains reports, proxy statements and other information regarding registrants like us, that file electronically with the SEC at the following Internet address: (http:www.sec.gov). We intend to furnish the holders of the notes and our stockholders with annual reports containing audited financial statements and with quarterly reports for the first three quarters of each year containing unaudited interim financial information, to the extent required by the Exchange Act.

                          INDEX TO FINANCIAL STATEMENTS


                           [TO BE FILED BY AMENDMENT]

======================================   =======================================

You should only rely on the
information contained in this                        $__________
prospectus. We have not authorized any
person to provide you with different
information. If anyone provides you
with different or inconsistent               MEDICAL CAPITAL MANAGEMENT, INC.
information, you should not rely on
it. We are not making an offer to
distribute or sell these securities in
any jurisdiction where the
distribution or sale is not permitted.
You should assume that the information          SECURED NOTES, SERIES I
appearing in this prospectus is
accurate as of the date on the front
cover of this prospectus only. Our
business, financial condition, results
of operations and prospects may have
changed since that date.

--------------------------------------
           TABLE OF CONTENTS
--------------------------------------
                                  Page
                                  ----
Forward-Looking Statements........  2
Prospectus Summary................  3
Risk Factors......................  5
Use of Proceeds................... 12
Plan of Operation................. 13
Business.......................... 14
Management........................ 26                  ----------
Certain Relationships and
  Realted Transactions............ 29                  PROSPECTUS
Principal Stockholders............ 30
Description of Capital Stock...... 31                  ----------
Description of the Notes.......... 31
Certain Federal Income Tax
  Considerations.................. 38
State Taxes....................... 44
ERISA Considerations.............. 44
Plan of Distribution.............. 46
Legal Matters..................... 46
Where You Can Find Additional
  Information..................... 47
Index to Financial Statements..... F-1


Until ____, 2000 (__ days after the
date of this prospectus), all dealers
effecting transactions in the
preferred stock, whether or not
participating in this distribution,
may be required to deliver a
prospectus. This delivery requirement
is in addition to the obligation of
dealers to deliver a prospectus when
acting as underwriters and with
respect to their unsold allotments or                ___________, 2000
subscriptions.

======================================   =======================================

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law provides generally and in pertinent part that a Delaware corporation may indemnify its directors and officers against expenses, judgments, fines and settlements actually and reasonably incurred by them in connection with any civil suit or action, except actions by or in the right of the corporation, or any administrative or investigative proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 145 further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors and officers against expenses actually and reasonably believed to in, or not opposed to, the best interests of the corporation.

     Section 102 of the Delaware General Corporation Law specifies that the Certificate of Incorporation of a Delaware corporation may include a provision eliminating or limiting the personal liability of a director or officer to that corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but such a provision must not eliminate or limit the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law; or (b) unlawful distributions to stockholders.

     Our Certificate of Incorporation provides for indemnification of our officers and directors against all liability and expense to the fullest extent permitted by Delaware law, including eliminating or limiting the personal liability of our officers and directors to us and our shareholders for damages for breach of fiduciary duty as a director or officer. Moreover, our Bylaws provide indemnity to our officers and directors which affects such a person's liability while acting in a corporate capacity. Accordingly, our officers and directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act or omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     We will pay all expenses in connection with the registration and sale of the shares of the notes specified in this prospectus. The estimated expenses of issuance and distribution are set forth below.

        Registration Fees ........................................   $        *
        Blue Sky Qualification Fees and Expenses .................            *
        Transfer Agent and Trustee Fees ..........................            *
        Printing Fees and Expenses ...............................            *
        Legal Fees ...............................................            *
        Accounting Fees ..........................................            *
        Miscellaneous ............................................            *
                                                                     ----------
        Total ....................................................   $        *
                                                                     ==========

----------
* To be supplied by amendment.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     (a) On August 4, 2000, in connection with our incorporation, we issued 1,000 shares of common stock, par value $0.01 per share, to our parent, Medical Capital Holdings, Inc., at a purchase price of $0.01 per share. These shares represent all of our issued and outstanding common stock. This sale and issuance of securities was deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act of 1933 as a transaction by an issuer not involving any public offering. Exemption from the registration provisions of the Securities Act of 1933 is claimed on the basis that the purchaser represented its intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, such transactions did not involve any public offering and the purchasers were sophisticated and had adequate access to information about us through their relationship with us.

     (b) There were no underwriters employed in connection with the transaction set forth in Item 15(a).

ITEM 27. EXHIBITS

The following is a list of exhibits filed with this Registration Statement:

EXHIBIT                                  DESCRIPTION
-------                                  -----------

1.01 Selling Agreement, dated _____, 2000, between Medical Capital Management, Inc. and _________. (1)

3.01           Articles of Incorporation of Medical Capital Management, Inc. (2)

3.02           Bylaws of Medical Capital Management, Inc. (2)

4.01 Form of Note Issuance and Security Agreement, dated ______, 2000, between Medical Capital Management, Inc. and Zions First National Bank, as trustee. (2)

5.01           Opinion of Kutak Rock LLP as to the validity of the notes. (1)

10.01 Master Servicing Agreement, dated ________, 2000, between Medical Capital Management, Inc. and Medical Tracking Services, Inc. (1)

10.02 Administrative Services Agreement, dated ________, 2000, between Medical Capital Management, Inc. and Medical Capital Corporation, Inc. (1)

23.01          Consent of Independent Accountants.(1)

23.02          Consent of Kutak Rock LLP (included in exhibit 5.01).

24.01 The Power of Attorney, included on Page II-4 of the Registration Statement is incorporated herein by reference.

25.01          Statement of Eligibility of the Trustee.(1)

27.01          Financial Data Schedule of Medical Capital Management, Inc.(1)

----------
(1)  To be filed by amendment.
(2)  Filed herewith.

ITEM 28. UNDERTAKINGS

(a)  The undersigned Registrant hereby undertakes to:

          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

               (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) Reflect in the prospectus any facts or events arising which, individually or together, represent a fundamental change in the information in the registration statement; and

               (iii) Include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b)  The undersigned registrant will:

          (1) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

          (2) For the purpose of determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Reno, state of Nevada, on September 8, 2000.

                                        MEDICAL CAPITAL MANAGEMENT, INC.

                                        By: /s/ Sidney M. Field
                                            ------------------------------------
                                            Sidney M. Field, President, Chief
                                            Executive Officer and

                                    DIRECTOR

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the undersigned, whose signatures appear below, hereby constitute and appoint Sidney M. Field their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as full and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.


         SIGNATURE                       TITLE                       DATE
         ---------                       -----                       ----

/s/ Sidney M. Field              President, Chief Executive    September 8, 2000
-----------------------------    Officer and Director
Sidney M. Field


/s/ Lawrence J. Edwards          Vice President and Director   September 8, 2000
-----------------------------
Lawrence J. Edwards


/s/ Joseph J. Lampariello        Chief Operating Officer,      September 8, 2000
-----------------------------    Secretary and Director
Joseph J. Lampariello


/s/ Alan J. Meister              Treasurer and Chief           September 8, 2000
-----------------------------    Accounting Officer
Alan J. Meister                  (Chief Financial Officer)


/s/ Joseph J. Dioguardi          Director                      September 8, 2000
-----------------------------
Joseph J. Dioguardi


/s/ Gary L. Nielsen              Director                      September 8, 2000
-----------------------------
Gary L. Nielsen

EXHIBIT                                  DESCRIPTION
-------                                  -----------

1.01 Selling Agreement, dated _____, 2000, between Medical Capital Management, Inc. and _________. (1)

3.01           Articles of Incorporation of Medical Capital Management, Inc. (2)

3.02           Bylaws of Medical Capital Management, Inc. (2)

4.01 Form of Note Issuance and Security Agreement, dated ______, 2000, between Medical Capital Management, Inc. and Zions First National Bank, as trustee. (2)

5.01           Opinion of Kutak Rock LLP as to the validity of the notes. (1)

10.01 Master Servicing Agreement, dated ________, 2000, between Medical Capital Management, Inc. and Medical Tracking Services, Inc. (1)

10.02 Administrative Services Agreement, dated ________, 2000, between Medical Capital Management, Inc. and Medical Capital Corporation, Inc. (1)

23.01          Consent of Independent Accountants.(1)

23.02          Consent of Kutak Rock LLP (included in exhibit 5.01).

24.01 The Power of Attorney, included on Page II-4 of the Registration Statement is incorporated herein by reference.

25.01          Statement of Eligibility of the Trustee.(1)

27.01          Financial Data Schedule of Medical Capital Management, Inc.(1)

----------
(1)  To be filed by amendment.
(2)  Filed herewith.